TRANSGLOBE ENERGY CORPORATION

MANAGEMENT INFORMATION CIRCULAR

For the Annual General Meeting of Shareholders to be held on May 11, 2017
This management information circular ("Information Circular") is furnished in connection with the solicitation of proxies by management of the Company for use at the Annual General Meeting (the "Meeting") of the holders ("shareholders" or "Shareholders") of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company"), to be held on the 3rd Floor of Centennial Place West, Bow River Room, 250 - 5th Street S.W., Calgary, Alberta, on May 11, 2017 at 3:00 p.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
Unless otherwise stated, the information contained in this Information Circular is given as at March 31, 2017.
No person has been authorized by the Company to give any information or make any representations in connection with the transactions herein described other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company.
This Information Circular and the accompanying Notice of Meeting and form of proxy are expected to be mailed to registered shareholders on or before April 13, 2017. Although the Common Shares are registered with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), and the issued and outstanding Common Shares are listed and posted for trading on the OMX Global Select Market of the National Association of Securities Dealers' Automated Quotation ("NASDAQ") system, the Company is a "foreign private issuer" as defined in SEC Rule 3b-4, and is therefore exempt from the SEC's proxy access, formatting and filing requirements. This Information Circular complies with the Canadian requirements for management information circulars.
These securityholder materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities requirements from the intermediary holding on your behalf.
Certain information set forth in this document, including management of the Company's assessment of the Company's future plans, and compensation practices, contains forward-looking statements that involve substantial known and unknown risks and uncertainties. The use of any of the words "plan", "expect", "intend", "believe" or other similar words, or statements that certain events or conditions "may" or "will" occur are intended to identify forward-looking statements. These statements are only predictions and actual events or results may differ materially. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant uncertainties and contingencies. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe. In particular, forward-looking statements included in this document include, but are not limited to, statements with respect to the focus of the Company's compensation objectives, the terms of the Company's incentive plans, and potential changes to the Company's executive compensation in the future. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, the impact of general economic conditions; ability to retain and attract qualified personnel; the results of exploration and development drilling and related activities; imprecision in reserve and resource estimates; the production and growth potential of the Company's assets; obtaining required approvals of regulatory authorities; risks associated with negotiating with foreign governments as well as country risk associated with conducting international activities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; ability to access sufficient capital from internal and external sources; and other factors, many of which are beyond the control of the Company. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the forward-looking statements contained in this document are based upon assumptions which management believes to be reasonable, the Company cannot assure investors that actual results will be consistent with these forward-looking statements. With respect to forward-looking statements contained in this document, TransGlobe has made assumptions regarding, but not limited to: current commodity prices and royalty regimes; availability of skilled labour; levels of compensation of issuers in the Company's pay comparator group; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; recoverability of reserves; receipt of regulatory approvals; that the Company will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that the Company's conduct and results of operations will be consistent with its expectations; that the estimates of the Company's reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; that the Company will be able to attract and retain qualified directors, officers and employees; and other matters. These forward-looking statements are made as of the date of this document and TransGlobe disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

CURRENCY AND EXCHANGE RATES
All dollar amounts in this Information Circular, unless otherwise indicated, are stated in United States ("U.S.") dollars. The Company has adopted the U.S. dollar as the functional currency for its consolidated financial statements. The exchange rates for the average of the daily noon buying rates during the period and the end of period noon buying rate for the U.S. dollar in terms of Canadian dollar ("C$") as reported by the Bank of Canada were as follows for each of the years ended December 31, 2016, 2015 and 2014.

	Year Ended	Year Ended	Year Ended
	December 31, 2016	December 31, 2015	December 31, 2014
End of Period	$1.3427	$1.3840	$1.1601
Period Average	$1.3256	$1.2790	$1.1048

GENERAL PROXY INFORMATION
General Meeting Requirements
The Board of Directors of the Company (the "Board" or the "Board of Directors") has fixed the record date for the Meeting at the close of business on March 30, 2017 (the "Record Date"). The Company will prepare, as of the Record Date, a list of Shareholders entitled to receive the Notice of Meeting and this Information Circular and showing the number of Common Shares held by each such Shareholder. A Shareholder of the Company named in the list is entitled to vote the Common Shares shown opposite such Shareholder's name at the Meeting except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than ten (10) days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
Solicitation of Proxies
This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting, and at any postponement or adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers and employees of the Company at nominal cost. All costs of solicitation by such directors, officers and employees will be borne by the Company.
The Company has made arrangements with brokerage houses and other intermediaries to send proxy materials, at the Company's expense, to Beneficial Shareholders (as defined herein) of the Company who have advised their broker or intermediary that they wish to receive such materials.
Appointment of Proxies
The persons named as proxy holders in the accompanying form of proxy are directors and/or officers of the Company and were designated by management of the Company. A registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy will not be valid unless a properly completed proxy form is received at the office of the Company's Transfer Agent and Registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
Revocation of Proxies
A Shareholder who has given a proxy may revoke it, in any manner permitted by law, including by instrument in writing, executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a corporation, executed by a duly authorized officer or attorney of such corporation and deposited with the Company c/o Computershare Trust Company of Canada, at the address specified above at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.
Advice to Beneficial Shareholders
The information set forth in this section is of significant importance to Shareholders of the Company, as a substantial number of the Shareholders of the Company do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. The directors and officers of the Company do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the intermediaries how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. ("Broadridge"). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote Common Shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted. If a Beneficial Shareholder wishes to vote directly at the Meeting, the registered Shareholder must strike out the name of the persons named in the instrument of proxy provided to the registered Shareholder and insert the name of the Beneficial Shareholder in the space provided and deposit the proxy with Computershare at the place and within the time specified above for the deposit of proxies.
The Company is not using "notice-and-access" to send its proxy-related materials to the Shareholders. Paper copies of such materials will be sent to all Shareholders. The Company will not send proxy-related materials directly to non-objecting Beneficial Shareholders. Such materials will be delivered to non-objecting Beneficial Shareholders by Broadridge or through the non-objecting Beneficial Shareholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary of National Instrument 54-101.
Voting of Proxies
All Common Shares represented by properly executed and deposited proxies will be voted in accordance with the instructions contained therein and will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for. If no choice is specified with respect to any matters referred to herein, the persons designated in the enclosed form of proxy intend to vote such Common Shares FOR the resolutions in respect of each of the following matters:

•	to fix the number of directors of the Company to be elected at the Meeting at nine (9);

•	to elect the directors of the Company for the ensuing year;

•	to appoint Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such; and

•	the advisory resolution to accept the Company's approach to executive compensation.
The enclosed form of proxy, when properly completed, delivered and not revoked, confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations to matters referred to herein and with respect to other matters which may properly come before the Meeting. In the event amendments or variations to matters referred to herein are properly brought before the Meeting, or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented at the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at March 30, 2017, there were 72,205,369 Common Shares issued and outstanding. Each Common Share is entitled to one vote at the Meeting.
Only Shareholders of record at 4:30 p.m. (Calgary time) on March 30, 2017, the Record Date for the Meeting, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described herein, will be entitled to vote or to have their Common Shares voted at the Meeting, except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
To the best of the Company's knowledge and based on existing publicly available information, as at March 30, 2017, there were no persons who beneficially owned, or controlled or directed, directly or indirectly, more than 10% of the outstanding Common Shares.

QUORUM
The presence in person of persons being not less than two (2) in number and holding or representing not less than 10% of the Common Shares entitled to be voted at the Meeting is necessary to convene the Meeting. Each resolution that will be placed before the Meeting will be an ordinary resolution requiring for its approval a simple majority of the votes cast in respect of the resolution.

MATTERS TO BE ACTED UPON AT THE MEETING
Presentation of Consolidated Financial Statements
At the Meeting, Shareholders will receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2016 and the Report of the Company's Independent Registered Public Accounting Firm on such statements, but no vote by the Shareholders with respect thereto is required or proposed to be taken.
Fixing the Number of Directors
At the Meeting, Shareholders will be asked to fix the number of directors of the Company to be elected at the Meeting at nine (9), as may be adjusted between Shareholders' meetings by way of resolution of the Board. Accordingly, unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of fixing the number of directors of the Company to be elected at the Meeting at nine (9).
Election of Directors
The directors of the Company are elected annually and hold office until the next annual general meeting of Shareholders or until their successors are appointed. Unless authority to do so is withheld, the persons designated in the accompanying form of proxy intend to vote for each of the nominees of management listed below. Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director but if, for any reason, any of them is unable or unwilling to serve, it is intended that the proxies given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by management, unless authority to vote the proxies in the election of directors is withheld.
The Board of Directors of the Company has adopted a policy stipulating that if the "WITHHOLD" votes in respect of the election of a director nominee at the Meeting represent more than the "FOR" votes, the nominee will submit his resignation promptly after the Meeting, for the Governance and Nominating Committee's consideration. The Governance and Nominating Committee will consider such resignation and will make a recommendation to the Board of Directors of the Company after reviewing the matter as to whether to accept it or not, having regard to all matters it deems relevant. The Board of Directors of the Company will consider the recommendation and the decision of the Board of Directors to accept or reject the resignation will be disclosed to the public within 90 days of the Meeting. The nominee will not participate in any committee or Board of Directors deliberations on the resignation offer. The policy does not apply in circumstances involving contested director elections.
The persons named in the following table are management's nominees to the Board of Directors. All of Messrs. Jennings, Clarkson, Brister, Dyment, Herrick, MacDougall, and Sinclair and Ms. MacKenzie are ordinarily resident in Canada. Mr. Cook is ordinarily resident in Denmark.
The names and places of residence of the persons nominated for office as directors, the number of Common Shares, DSUs (as defined herein), and PSUs (as defined herein) of the Company beneficially owned, controlled or directed, directly or indirectly as at March 31, 2017, the period served as director, the age, tenure, independence, committee memberships, meeting attendance, other public board responsibilities and the principal occupation during the last five years of each are as follows:

ROBERT G. JENNINGS
Mr. Jennings is an independent businessman.
He retired in 2011 from Jennings Capital Inc. which he established in 1993, as a full service, independent investment firm providing corporations with research, corporate finance and sales services in both the national and international marketplace. From 1969 to 1979, Mr. Jennings was with McLeod Young Weir (predecessor to ScotiaMcLeod), where he held positions of increasing responsibility, initially as an oil and gas analyst, then in the corporate finance in Alberta. In 1976 he was promoted to Vice President of corporate finance for the Alberta until 1979.

In January 1979, Mr. Jennings created a boutique firm, Carson Jennings & Associates, focused on oil and gas private placements and merger/acquisition activities. In September 1988, Mr. Jennings sold the firm to Walwyn Stodgell Ltd., (prior to Walwyn’s takeover of Midland Doherty), accepting the position of Senior Vice President and Director of Corporate and Government Finance for Western Canada with Midland Walwyn Capital Inc. He remained in the position until August 1993, when he founded Jennings Capital Inc. in Calgary.

Mr. Jennings has and currently serves as a board member on certain private companies as well as educational and charitable organizations.

B.A., CFA
Alberta, Canada
Age: 71
Director since: September 13, 2011
Independent Director

Securities Held(1)(2)	Number
Common Shares	30,000
DSUs(3)	97,226
% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2016
Board of Directors - Chairman Audit Committee Governance & Nominating Committee ("G&N")		13 of 13 meetings (100%) 5 of 5 meetings (100%) 2 of 2 meetings (100%) combined with CHRC ("Compensation Human Resources Committee") May 2016
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

ROSS G. CLARKSON
Mr. Clarkson is President and Chief Executive Officer of the Company.
He was appointed on December 4, 1996 and has served as a director of the Company since October 1995.

Mr. Clarkson was employed as a senior geologist with Petro-Canada from 1988 - 1996. Prior thereto, he served as Resident Manager of Petro-Canada (Yemen) Inc.; as Senior Project Geologist with Canadian Occidental Petroleum Ltd. in Yemen (now Nexen Inc.); and as supervisor of international exploration/geologist with Ranger Oil Limited, giving him over 40 years of domestic and international oil and gas exploration experience. His international familiarity extends to numerous countries on all continents.

Mr. Clarkson also holds an ICD.D designation from the Institute of Corporate Directors.

P.Geol., ICD.D
Alberta, Canada
Age: 63
Director since: October 11, 1995
President and Chief Executive Officer, Non-Independent Director

Securities Held(1)(2)	Number
Common Shares	2,344,493
PSUs(6)	298,651

Shareholding requirements met(7)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2016
Board of Directors		13 of 13 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

MATTHEW BRISTER
Mr. Brister is an independent businessman and experienced director. Mr. Brister has over 40 years' experience in Western Canada (Alberta, British Columbia, Saskatchewan and the North West Territories), North Africa and the North Sea.

Mr. Brister is Chairman of Chinook Energy Inc. and previously served as Chairman, President and CEO for the period 2010 - 2014. He served as Chief Executive Officer of Storm Ventures International (SVI) from 2005 - 2010. Prior to this, he served as President and Chief Executive Officer of Storm Energy Ltd. and Storm Energy Inc. from 1998 - 2004. Prior to this, Mr. Brister held various positions with Pinnacle Resources Ltd. from 1987 to 1994 including as President and Chief Executive Officer from 1994 - 1998.

Mr. Brister holds a B.Sc in Geology from the University of Calgary.

B.Sc. Geology
Alberta, Canada
Age: 58
Director since: March 15, 2017
Independent Director

Securities Held(1)(2)	Number
Common Shares	200,000
DSUs(3)
0% of annual retainer taken in DSUs	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2016
Joined the Board of Directors on March 15, 2017 and has been appointed to the Reserves Health Safety Environment & Social Responsibility Committee ("R&HSES")		n/a
Other Public Board Directorships		Other Public Board Committee Memberships
Chinook Energy Inc. Storm Resources Ltd.		n/a

DAVID B. COOK
Mr. Cook is currently Chief Executive Officer of DONG Exploration and Production (part of the DONG Energy Group) located in Copenhagen, Denmark.

Mr. Cook previously served as Executive Officer and Head of Oil and Gas at TAQA North Ltd ("TAQA") where he lead the Company's upstream and midstream interests in the Middle East, North America, the United Kingdom and Europe. Prior to joining TAQA, he served as Vice President for BP Russia, responsible for British Petroleum's ("BP") non-TNK-BP exploration and production activities in Russia. Mr. Cook has held a variety of global technical, commercial and managerial positions based from the US, UK, Russia and the Middle East as well as board of director roles.

Mr. Cook holds a BSc in Geophysics and a PhD in Geological Sciences.

PhD. Geological Studies
Denmark, Copenhagen
Age: 54
Director since: August 12, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	-
DSUs(3)	95,225
100% of Annual Retainer taken in DSUs(4) Included in the number above.	28,745
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2016
Board of Directors Audit Committee Governance & Nominating Committee Compensation Human Resources & Governance Committee ("CHRGC")		13 of 13 meetings (100%) 5 of 5 meetings (100%) 2 of 2 meetings (100%) combined with CHRC on March 12, 2016 3 of 3 meetings (100%) combined committee
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

FRED J. DYMENT
Mr. Dyment is an independent businessman. Mr. Dyment is an experienced senior executive and board director, with over 40 years of experience in the oil and natural gas industry.

From 1978 to 2000, Mr. Dyment held increasingly senior positions with Ranger Oil Limited, including Chief Financial Officer, President and Chief Executive Officer. Mr. Dyment also held the position of President and Chief Executive Officer at Maxx Petroleum Company from 2000 to 2001. Mr. Dyment stepped down as Chairman of WesternZagros Resources Ltd., an international resource company engaged in acquiring properties and exploring for, developing and producing crude oil and natural gas on January 1, 2016.

Mr. Dyment received a Chartered Accountant designation from the province of Ontario in 1972.

Chartered Accountant
Alberta, Canada
Age: 68
Director since: February 10, 2004
Independent Director

Securities Held(1)(2)	Number
Common Shares	163,100
DSUs(3)	56,999
0% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2016
Board of Directors Audit Committee Compensation & Human Resources Committee Governance & Nominating Committee Compensation Human Resources & Governance Committee
13 of 13 meetings (100%)
  5 of 5 meetings (100%)
  2 of 2 meetings (100%) combined with G&N on May 12, 2016
  3 of 3 meetings (100%) combined with CHRC on May 12, 2016
  3 of 3 meetings (100%) combined committee

Other Public Board Directorships		Other Public Board Committee Memberships
ARC Resources Ltd.		Corporate Risk & Nominating Committee
Major Drilling Group International Inc.		Audit Committee, Corporate Governance & Nominating Committee
Tesco Corporation		Corporate Governance & Nominating Committee

LLOYD W. HERRICK
Mr. Herrick is Vice President and Chief Operating Officer of the Company.
He joined TransGlobe as Vice President and Chief Operating Officer in April 1999 and was appointed Director at that time.

Prior to this, Mr. Herrick was President and Chief Executive Officer of Moiibus Resource Corporation, which was acquired by TransGlobe. Mr. Herrick was previously employed with Ranger Oil Limited, serving in a variety of technical and management/executive positions including Vice President, Canadian Production from 1993 onward. Prior thereto, he was a petroleum engineer with Rupertsland Resources Ltd. and a production evaluations engineer with Hudson's Bay Oil & Gas Ltd. (1975 to 1981).

Mr. Herrick is a professional engineer with 40 years of oil and gas experience. Mr. Herrick also holds an ICD.D designation from the Institute of Corporate Directors.

P.Eng, ICD.D
Alberta, Canada
Age: 64
Director since: April 28, 1999
Vice President, Chief Operating Officer and Non-independent Director

Securities Held(1)(2)	Number
Common Shares	689,127
PSUs(6)	237,049
Shareholding requirements met(7)	Yes

Board and Committee Meeting Participation		Meetings Attended During 2016
Board of Directors Health Safety Environment & Social Responsibility Committee ("HSES ")		13 of 13 meetings (100%) 2 of 2 meetings (100%) combined with Reserves Committee on May 12, 2016
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

BOB (G.R.) MACDOUGALL
Mr. MacDougall is a corporate director.

Mr. MacDougall served as Executive Vice President and Chief Operating Officer of Vermilion Energy Inc. from 2004 until his retirement in 2012 where he led the company's operating business both domestically and internationally, with assets in Canada, France, the Netherlands, Australia and Ireland. Prior to this, Mr. MacDougall was with Chevron for nearly 20 years in production and drilling operations and served as General Manager of Production and Operations for ChevronTexaco's Western Canadian producing properties.

He has over 30 years’ experience in domestic and international oil and gas operations as well as and senior executive management experience.

Mr. MacDougall has an engineering Diploma from Saint Francis Xavier University and a Bachelor of Science degree in Engineering from Technical University of Nova Scotia.

P.Eng
Alberta, Canada
Age: 54
Director since: August 12, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	27,800
DSUs(3)	66,480
0% of Annual Retainer taken in DSUs(4)	-
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2016
Board of Directors Reserves Committee Heath Safety Environment & Social Responsibility Committee Reserves, Health Safety Environment & Social Responsibility Committee		13 of 13 meetings (100%) 2 of 2 meetings (100%) combined with HSES May 12, 2016 2 of 2 meetings (100%) combined with Reserves May 12, 2016 3 of 3 meetings (100%) combined committee
Other Public Board Directorships		Other Public Board Committee Memberships
Parex Resources Inc.		Operations and Reserves Committee

SUSAN M. MACKENZIE
Ms. MacKenzie is a corporate director.

Ms. MacKenzie served as Chief Operating Officer with Oilsands Quest Inc., a NYSE Amex-listed oil sands company, from April - September 2010. Prior thereto, Ms. MacKenzie was employed for 12 years at PetroCanada, where she held senior roles including Vice President, Human Resources and Vice President of In-Situ Development and Operations. Ms. MacKenzie was with Amoco Canada Petroleum Company Ltd. for 14 years in a variety of engineering and leadership roles in natural gas, conventional oil and heavy oil exploitation.

Ms. MacKenzie holds a Bachelor of Engineering (Mechanical) degree from McGill University, and a MBA from the University of Calgary. She is a member of the Association of Professional Engineers and Geoscientists of Alberta. Ms. MacKenzie also holds the ICD.D designation from the Institute of Corporate Directors.

P.Eng, MBA, ICD.D
Alberta, Canada
Age: 56
Director since: April 22, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	15,000
DSUs(3)	65,609
0% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2016
Board of Directors
Reserves Committee
Health Safety Environment & Social Responsibility Committee
Reserves Health Safety Environment & Social Responsibility
   Committee
Compensation Human Resources Committee
Governance & Nominating Committee
Compensation Human Resources & Governance Committee

13 of 13 meetings (100%)
  2 of 2 meetings (100%) combined with HSES May 12, 2016
  2 of 2 meetings (100%) combined with Reserves May 12, 2016
  3 of 3 meetings (100%) combined committee

  4 of 4 meetings (100%) combined with N&G May 12, 2016
  2 of 2 meetings (100%) combined with CHRC May 12, 2016
  3 of 3 meetings (100%) combined committee

Other Public Board Directorships		Other Public Board Committee Memberships
Enerplus Corporation		Compensation and Human Resources Committee (Chair), Reserves Committee, Safety and Social Responsibility Committee
Freehold Royalties Ltd		Governance, Nominating and Compensation Committee, Reserves Committee

STEVE W. SINCLAIR
Mr. Sinclair is a corporate director.

Mr Sinclair has over 30 years of financial and operating experience retiring from his position of Senior Vice President and Chief Financial Officer of ARC Resources Ltd in 2014. Mr Sinclair is also a director and chair of the audit committee of a Calgary headquartered private oil and gas company. Mr Sinclair received his Bachelor of Commerce degree from the University of Calgary in 1978 and his Chartered Accountant's designation in 1981.

B.Comm, C.A.
Alberta, Canada
Age: 60
Director since: March 15, 2017
Independent Director

Securities Held(1)(2)	Number
Common Shares	—
DSUs(3)	—
0% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	No
Board and Committee Meeting Participation		Meetings Attended During 2016
Joined the Board of Directors on March 15, 2017 and was appointed to the Audit Committee		n/a
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs or PSUs (all DSUs and PSUs are settled in cash).
(3) "DSU" means deferred share unit.
(4) The number of DSUs received in lieu of the 2016 annual retainer is included in the total DSU number.
(5) Pursuant to the Company's share ownership policy Board members are required to accumulate three-times their annual retainer in Common Shares and DSUs within five (5) years of (i) the earlier of their date of appointment as a director or (ii) implementation of the policy. The director share ownership policy was implemented in 2013. Value for the purposes of determining compliance is based on the greater of the current market price and the original purchase price of Common Shares or the fair market value at the date of grant for DSUs. The Common Share price as at December 30, 2016 was used to calculate the value of Common Shares.
(6) "PSU" means performance share unit.
(7) Pursuant to the Company's share ownership policy, officers are required to accumulate a multiple of their annual salary in Common Shares and PSUs within five (5) years of the earlier of their date of appointment as an officer or implementation of the policy. The officer share ownership policy was implemented in 2015. Value for the purposes of determining compliance is based on the greater of the current market price and the original purchase price as well as 50% of the fair market value of the PSUs at the time awarded.

Cease-Trade Orders, Bankruptcies, Penalties or Sanctions
No proposed director of the Company has, as at the date of this Information Circular or within the last 10 years prior to the date of this Information Circular, been a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity: (i) was the subject of a cease-trade or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease-trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) while that person was acting in the capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets.
No proposed director of the Company has, within the 10 years before the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold its assets.
In addition, no proposed director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.
Appointment of Auditors
Unless otherwise directed, it is management's intention to vote the proxies in favour of an ordinary resolution to appoint the firm of Deloitte LLP, Chartered Professional Accountants, to serve as auditors of the Company until the next annual meeting of Shareholders and to authorize the directors to fix their remuneration as such. Deloitte LLP have served as independent auditors for the Company since October 15, 1999.
The Audit Committee reviews the annual audit fees and considers the issue of auditor independence in the context of all services provided to the Company.
Certain information regarding the Company's Audit Committee, including the fees paid to the Company's auditors in the last fiscal year, that is required to be disclosed in accordance with National Instrument 52-110 of the Canadian Securities Administrators ("NI 52-110") is contained in the Company's annual information form for the year ended December 31, 2016, an electronic copy of which is available on the internet on the Company's SEDAR profile at www.sedar.com.
The Board unanimously recommends that the Shareholders vote FOR the appointment of Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such.
Advisory Vote on Executive Compensation (Say on Pay)

The Company is committed to continually enhancing its corporate governance practices and places a high importance on facilitating regular and constructive dialogue with shareholders. One method of shareholder engagement that is increasingly being utilized by reporting issuers is a "Say on Pay" advisory vote on a company's approach to executive compensation. These advisory votes provide shareholders with an opportunity to express their satisfaction with a company's approach to executive compensation. Given the importance that both the Board and our Shareholders place on executive compensation policies, the Board decided to adopt an annual say on pay advisory vote in 2015 to enhance our corporate governance practices. TransGlobe hopes you will carefully review the "Compensation Discussion & Analysis" beginning on page 25 of this Information Circular before voting on this matter. The compensation discussion and analysis contained in this Information Circular describes our compensation philosophy, the objectives of the different elements of our compensation programs and the way the Board assesses performance and makes decisions. It explains how our compensation programs are centered on a pay-for-performance culture and are aligned with strong risk management principles and the long-terms interests of shareholders. This disclosure has been approved by the Board. The following resolution is being proposed to the Shareholders by management of the Company.
"BE IT RESOLVED, on an advisory basis only and not to diminish the role and responsibilities of the Board of Directors, that the Shareholders of the Company accept the approach to executive compensation disclosed in the management information circular of the Company dated April 3, 2017 delivered in advance of the 2016 Annual General Meeting of Shareholders of the Company."
As this is an advisory vote, the results will not be binding upon the Board. However, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation. The Board believes that it is essential for the Shareholders to be well informed of the Company's approach to executive compensation and considers this advisory vote to be an important part of the ongoing process of engagement between the Shareholders and the Board.
The Board unanimously recommends that the Shareholders vote FOR the advisory vote on executive compensation.
2016 Report of Voting Results

The following sets forth a brief description of each matter that was voted upon at the annual general and special meeting of Shareholders held on May 12, 2016 and the outcome of each vote:

Description of Matter:	Outcome of Vote	Votes For (ballots only)	Votes Against / Withheld (ballots only)
Ordinary resolution to approve fixing the number of directors of TransGlobe to be elected at such meeting to eight.	Resolution approved	94.46%	5.54%
Ordinary resolution to approve the election of the following nominees to serve directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed:	Resolution approved
Robert Jennings		98.70%	1.30%
Ross Clarkson		97.41%	2.59%
Geoff Chase		97.70%	2.30%
David Cook		71.75%	28.25%
Fred Dyment		94.86%	5.14%
Lloyd Herrick		96.30%	3.70%
Bob MacDougall		98.71%	1.29%
Susan MacKenzie		98.69%	1.31%
Ordinary resolution approving a new stock option plan for the Company and all unallocated options issuable under stock option plan.	Resolution approved	82.30%	17.70%
Ordinary resolution to accept the Company's approach to executive compensation	Resolution approved	93.81%	6.19%
Ordinary resolution to approve the appointment of Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors to fix their remuneration.	Resolution approved	N/A	N/A

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
Management of TransGlobe is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or nominee for director, executive officer, or anyone who has held office as such since the commencement of the last completed fiscal year of the Company, or of any associate or affiliate of any of the foregoing individuals, in any matter to be acted on at the Meeting, other than the election of directors and the appointment of auditors.

STATEMENT OF DIRECTOR COMPENSATION
Directors' Summary Compensation Table
The following table sets forth for the year ended December 31, 2016, information concerning the compensation paid to our directors other than our directors who are also Named Executive Officers (as defined herein). For the purposes of this Information Circular, "Named Executive Officers" or "NEOs" means each of the following individuals: (a) the Chief Executive Officer ("CEO") of the Company; (b) the Chief Financial Officer ("CFO") of the Company; (c) each of the three most highly compensated executive officers of the Company (including any of its subsidiaries) or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at December 31, 2016 whose total compensation was, individually, more than $150,000, as determined in accordance with NI 51-102, for that financial year; and (d) each individual who would be an NEO under (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at December 31, 2016. See "Compensation Discussion & Analysis". All fees earned are based on the compensation schedule for the Company's independent directors, which schedule is reviewed annually by the full Board of Directors. Directors may elect to receive the annual Board retainer in cash or deferred share units ("DSUs"). Committee fees are paid in cash.

Name	Fees Earned (C$)	Share Based Awards (C$)(1)(2)	Total (C$)
Geoff Chase	78,500	54,664	133,164
David Cook	10,833	125,664	136,497
Fred Dyment	85,167	54,664	139,831
Robert Jennings	119,167	68,332	187,499
Bob MacDougall	81,833	54,664	136,497
Susan MacKenzie	86,833	54,664	141,497
Notes:
(1) All DSUs are settled in cash. In accordance with the terms of the DSU Plan, the number of DSUs to be awarded is determined by dividing that portion of the annual retainer which the director elected to receive in DSUs by the weighted-average trading price of the Common Shares on the Toronto Stock Exchange ("TSX") for the last five trading days prior to the award date. As well, additional DSUs are credited to the directors as of each dividend payment date in respect of cash dividends which were paid on Common Shares throughout the fiscal year in accordance with the DSU Plan. The number of additional DSUs credited is determined by dividing: (a) the dividends that would have been paid to the director if each DSU in the director's account on the relevant dividend record date had been one Common Share, by (b) the weighted-average trading price of the Common Shares on the TSX for the last five trading days prior to the award date. The fair value of the DSUs disclosed above were determined using the lattice-based trinomial pricing model, at a weighted-average value of $2.47 per DSU. This approach to valuing the DSUs is consistent with the manner in which the DSUs are valued for the Company's financial statements which are in compliance with IFRS.
(2) The Company did not grant any option-based awards or pay any non-equity incentive plan compensation, pension contribution or any other compensation to its directors (other than directors who are also NEOs) in the year ended December 31, 2016.

The breakdown of each director's committee fees earned included in above table under "Fees Earned", is as follows:

Name	Audit Committee Fee (C$)	CHRC Committee Fee (C$)	G&N Committee Fee (C$)	CHR&G Committee Fee (C$)	Reserves Committee Fee (C$)	HSES Committee (C$)	R&HSES Committee Fee (C$)
Geoff Chase	—	1,667	—	—	2,500	—	3,333
David Cook	5,000	—	2,500	3,333	—	—	—
Fred Dyment	7,500	1,667	1,667	3,333	—	—	—
Robert Jennings	5,000	—	1,667	—	—	—	—
Bob MacDougall	—	1,667	—	—	1,667	2,500	5,000
Susan MacKenzie	—	2,500	1,667	5,000	1,667	1,667	3,333
Notes:

•	Represents fees paid during the period from January 1, 2016 to December 31, 2016.

•	From January 1, 2016 and until May 12, 2016, the committees were comprised of the following directors:

◦	Audit Committee - Mr. Dyment (Chair), Mr. Chase, Mr. Cook and Mr. Jennings

◦	Reserves Committee - Mr. Chase (Chair), Mr. MacDougall and Ms. MacKenzie

◦	Compensation and Human Resources Committee - Ms. MacKenzie (Chair), Mr. Chase, Mr. Dyment and Mr. MacDougall

◦	Governance and Nominating Committee - Mr. Cook (Chair), Mr. Jennings, Mr. Dyment and Ms MacKenzie

◦	Health Safety Environment and Corporate Social Responsibility Committee - Mr. MacDougall (Chair), Ms. MacKenzie and Mr. Herrick

•
On May 12, 2016 the Board of Directors resolved to reduce the number of committees by combining the Reserves Committee with the Health Safety Environment and by combining the Corporate Social Responsibility Committee. As well the Compensation and Human Resources Committee and the Governance and Nominating Committee were combined.

◦	Audit Committee - Mr. Dyment, Mr. Cook and Mr. Jennings

◦	Reserves, Health Safety Environment and Social Responsibility Committee - Mr. MacDougall (Chairman), Ms. MacKenzie and Mr. Chase

◦	Compensation, Human Resources and Governance Committee - Ms. MacKenzie (Chair), Mr. Cook and Mr. Dyment

◦
Committee fees are based on an annual fee which is prorated if a director is on a committee for only a portion of the year: committee chairs receive an annual fee of $7,500 and committee members receive an annual fee of $5,000 per committee on which they serve.

Directors' Outstanding Option-Based Awards and Share-Based Awards

The following table sets forth, for each of our directors other than directors who are also NEOs all option-based awards outstanding at the end of the year ended December 31, 2016. Prior to 2014, Options were awarded to the Company's independent directors to promote alignment with Shareholders' interests, in recognition of the Board members' stewardship and to ensure such directors were appropriately incentivized to add value based on their extensive experience and in-depth knowledge of the international oil and gas business.

Option-based Awards(1)
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)
Robert Jennings
	19,500	11.65	14-May-2017	—
	25,000	9.13	14-Mar-2018	—
Geoff Chase
	19,800	11.65	14-May-2017	—
	25,000	9.13	14-Mar-2018	—
David Cook
	—	—	—	—
Fred Dyment
	21,000	11.65	14-May-2017	—
	27,000	9.13	14-Mar-2018	—
Bob MacDougall
	—	—	—	—
Susan MacKenzie
	—	—	—	—
Note:

(1)	Calculated based on the difference between the market price of the Common Shares underlying the Options at December 30, 2016
(C$2.27) and the exercise price of the Options.

The following table sets forth, for each of our directors other than directors who are also NEOs, all share-based awards outstanding at the end of the year ended December 31, 2016.

Share-based awards(1)
Name	Number of shares or units that have not vested (#)	Market or payout value of share-based awards that have not vested (C$)	Market or payout value of vested share-based awards not paid out or distributed (C$)(2)
Robert Jennings	—	—	220,708
Geoff Chase	—	—	127,812
Fred Dyment	—	—	129,390
David Cook	—	—	216,165
Bob MacDougall	—	—	150,914
Susan MacKenzie	—	—	148,939
Notes:
(1) The DSUs are settled in cash and are not eligible to be settled in Common Shares.
(2) Determined by multiplying the total number of DSUs held by each director by the market price of the Common Shares on December 30, 2016 (C$2.27).

Directors' Option Based and Share Based Awards – Value Vested or Earned During the Year
The following table sets forth for each of our directors, other than directors who are also NEOs, the value of option-based awards and share-based awards which vested during the year ended December 31, 2016 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2016.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year(2) (C$)	Non-equity incentive plan compensation – Value earned during the year (C$)
Geoff Chase	—	54,664	—
David Cook	—	125,664	—
Fred Dyment	—	54,664	—
Robert Jennings	—	68,333	—
Bob MacDougall	—	54,664	—
Susan MacKenzie	—	54,664	—
Notes:
(1) Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options on the vesting date.
(2) All DSUs granted during the fiscal year were vested on the date of grant in accordance with the DSU Plan and can only be redeemed for cash following departure from the Company. The disclosed values were determined by (i) multiplying the number of DSUs granted during the fiscal year by the fair value of the DSUs, as determined using the lattice-based trinomial pricing model, on the grant of such DSUs, and (ii) aggregating such values.

DSU Plan
The Board approved a DSU Plan on May 20, 2014 which permits the granting of DSUs to all directors of the Company and its related entities ("DSU Participants"). The DSU Plan is administered by the CHRGC as delegated by the Board. Prior to 2014, Directors received grants of Options as part of their annual retainer. As part of the review of director compensation initiated in 2013, the CHRGC evaluated alternative means of providing compensation to Directors to improve alignment with the Company’s shareholders and governance best practices. Following this review, the CHRGC recommended and the Board approved a DSU plan for Directors to fully replace the use of Options. Directors may elect to receive all or a portion of their annual retainer payable to them in DSUs.
Each DSU Participant has the right to elect, at any time prior to December 15th of each year, to be credited with DSUs in lieu of all or any part of the annual retainer otherwise payable to such DSU Participant in cash in the immediately succeeding period. The number of DSUs to be credited to a DSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the DSU Participant's compensation to be paid as DSUs by (b) the five-day weighted average trading price of the Common Shares on the Toronto Stock Exchange (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date. Each DSU will vest on the award date, unless specified otherwise by the CHRGC. DSUs are non-transferable and non-assignable.
DSUs, which are granted pursuant to the DSU plan, track the value of the Common Shares. Although the DSUs are vested at the time of grant, they are not paid out until a Director departs from the Board, at which time they are paid out in cash equal to the number of DSUs held, multiplied by the price of the Common Shares at the time of payout less required withholdings. Payout will occur within thirty (30) days following the date of retirement or death of a DSU Participant and, in any event, no later than the earlier of the 60th day after the distribution date (as defined under the DSU Plan) and the end of the first calendar year commencing after the date of retirement or death. All dividends paid on the Common Shares are also paid to holders of DSUs through the issuance of additional DSUs.

Each DSU Participant is entitled to terminate or change his or her annual election, provided that they are not entitled to file more than one election notice in any calendar year unless specifically authorized by resolution of the Board. Upon death of a DSU Participant, any payment amount, less applicable withholdings, owed on DSUs granted under the DSU Plan will be paid to the deceased DSU Participant's estate prior to the final payment date (as defined under the DSU Plan).

In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders (other than the payment of dividends in respect of the Common Shares as contemplated under the DSU Plan), the account of each DSU Participant and the DSUs outstanding under the DSU Plan will be adjusted in such manner, if any, as the CHRGC deems appropriate.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Governance Philosophy

TransGlobe’s Board of Directors and Management are committed to a high standard of corporate governance practices. We believe that strong governance is in the best interests of our shareholders and promotes effective decision making at the board level. We monitor Canadian and U.S. regulations related to corporate governance, legal requirements and disclosure trends. As a Canadian corporation with common shares dual-listed on the TSX and the NASDAQ, we are subject to Canadian rules and policies adopted by the TSX and Canadian Securities Administrators (‘‘CSA’’), as well as rules and listing standards applicable to “foreign private issuers” adopted by NASDAQ and the U.S. SEC, which includes provisions of the Sarbanes-Oxley Act of 2002 (“SOX”).

This Statement of Corporate Governance Practices was approved by the Board and is made in accordance with CSA National Instrument 58-101 Disclosure of Corporate Governance Practices (‘‘NI 58-101’’), which requires disclosure of our approach to corporate governance. As noted above, we consider Canadian corporate governance requirements, corporate governance rules and listing standards and applicable SEC rules in determining our corporate governance practices. The Board of Directors has delegated responsibility to the CHRGC, which is composed entirely of independent directors, to oversee our corporate governance practices. Our corporate governance practices and policies are described more fully in this section of this Information Circular.

The guidelines noted above and all of the governance documents are available in the governance section of our website at www.trans-globe.com.

Independence of the Board

The Board of Directors is responsible for determining whether or not each director is independent. NI 52-110 provides that a member is "independent" if the member has no direct or indirect material relationship with the issuer - a "material relationship" being one which could, in the view of the issuer's Board of Directors, reasonably interfere with the exercise of a member's independent judgment. NI 52-110 also specifically prescribes certain relationships that are considered to be material.

Based on the foregoing, the Board of Directors of TransGlobe has determined that the following individuals are independent within the meaning of NI 52-110: Robert Jennings, Matthew Brister, David Cook, Fred Dyment, Susan MacKenzie, Bob MacDougall and Steven Sinclair. Ross Clarkson and Lloyd Herrick are not independent within the meaning of NI 52-110 as they are also executive officers of the Company. A majority of the directors are independent.

Independent Board Members	Year Appointed	AC	CHRGC	R&HSES
Robert Jennings (Board Chairman)	2011	x
Matthew Brister[1]	2017			x
David Cook	2014	x	x
Fred Dyment	2004	Chair	x
Geoff Chase	2000			x
Bob MacDougall	2014			Chair
Susan MacKenzie	2014		Chair	x
Steve Sinclair[1]	2017	x
Not Independent - Management
Ross Clarkson	1995
Lloyd Herrick	1999
Note:
1 Matthew Brister and Steve Sinclair were appointed to the Board of Directors on March 15, 2017. Geoff Chase an independent director, is set to retire from the Board of Directors on May 11, 2017.

The independent directors of TransGlobe hold meetings at which non-independent directors and members of management are not in attendance, as required, and in conjunction with the regularly scheduled meeting of the Board of Directors of TransGlobe. Thirteen of such meetings were held since the beginning of the Company's most recently completed financial year. The Audit Committee also meets regularly without any non-independent directors present; five such meetings were held in the most recently completed financial year.

The CHRGC has the responsibility to take initiatives to ensure that the Board of Directors can function independently of management, including, without limitation, recommending to the Board of Directors mechanisms, including the appointment of a committee of directors independent of management, to allow directors who are independent of management an opportunity to discuss the Company's affairs in the absence of management.

The Chairman of the Board is Robert Jennings who is an independent director. The Board of Directors has developed terms of reference for the Chairman of the Board, and they include the following general duties and responsibilities:

•	managing the Board and ensuring that the Board is organized properly and functions effectively to meet its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the Board;

•	working with the Chief Executive Officer to ensure effective relations with Board members, Shareholders, other stakeholders and the public;

•	working with the Corporate Secretary on all Board affairs, including communications; and

•	maintaining relations with Shareholders, other stakeholders and the public.

Interlocking Relationships
Four of the directors of TransGlobe are also directors of other reporting issuers. Directors are required to advise the Chairman of the Board before accepting an invitation to sit on the board of another public company. If it is determined that a conflict of interest exists by serving on the board of another company, the director is expected to act in accordance with the recommendation of the CHRGC. The CHRGC considers it good governance to avoid interlocking relationships if possible. No TransGlobe directors sit on the same Board of Directors of any outside reporting issuer and as such no interlocking relationships exist.
Board Mandate
The Company has a Charter of Board of Directors Governance, which is attached as Schedule A hereto.
Responsibilities and duties of the Board of Directors, which are more fully outlined in the Charter of Board of Directors Governance, include the following:

•	review and adopt the Company's strategic business plan, corporate objectives, financial plans and budgets and review against corporate performance;

•	identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks;

•	approve the hiring of senior officers and monitor the performance of senior officers; and

•	ensure the Company maintains appropriate internal controls and management information systems.

Position Descriptions
The Board has developed written position descriptions or terms of reference for the Chairman of the Board, the Chairman of each committee of the Board (which include terms of reference for the Chairman for each of the Audit Committee, the Compensation, Human Resources and Governance Committee, the Reserves, Health Safety Environment and Social Responsibility Committee) and for individual directors. The Board has also developed charters for each committee of the Board.
The terms of reference for the Chairman of the Audit Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the Committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Financial Officer to ensure effective relations with committee members; and

•	maintaining ongoing communications with the Chief Financial Officer and the Company's external auditors.
The terms of reference for the Chairman of the Compensation, Human Resources and Governance Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer, Corporate Secretary and Chief Financial Officer to ensure effective relations with committee members;

•	maintaining on-going communications with the Corporate Secretary and Chief Financial Officer;

•	working with the Company's independent compensation consultants;

•	overseeing management's formulation of and compliance with corporate governance policies and procedures;

•	leading the committee in overseeing management's formulation of human resource and compensation policies and procedures; and

•
preparing the Company's public disclosure relating to its corporate governance policies and procedures, and generally relating to compliance with corporate governance related legal and regulatory requirements.

The terms of reference for the Chairman of the Reserves, Health Safety Environment and Social Responsibility Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure effective relations with committee members;

•	working with the Company's independent petroleum consultants, including ongoing communications;

•	maintaining on-going communications with the Chief Executive Officer; and

•	leading the committee in overseeing the work of the Company's reserve data management team and the independent petroleum consultants; and

•	leading management's formulation of health safety environmental and social responsibility policies and procedures;
The terms of reference for individual directors establish a number of standards for directors, including the following:

•	fulfilling legal requirements of directors, including a comprehensive understanding of the statutory and fiduciary roles;

•	preparing for each meeting and maintaining an excellent attendance record;

•	participating fully and frankly in the deliberations and discussions of the Board;

•	participating on committees and understanding the process of committee work;

•	being generally knowledgeable about the business of the Company and its industry as well as the regulatory, legislative, business, social and political environments within which the Company operates.
The Board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.
The Chief Executive Officer's primary responsibilities include the following:

•	providing overall leadership and vision in developing, in concert with the Board of Directors, the Company's strategic direction;

•
providing overall leadership (including recommendations for appointment of, and changes to, executive and other officers) and vision in developing the tactics and business plans necessary to realize the Company's objectives;

•
managing the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained; and

•	managing the overall business to act with a view to the best interests of the Company, growing value and maximizing return to Shareholders.
Other Committees
The Board has three committees, each operating in accordance with a Board-approved written mandate. This section provides a general review of each of the Committees and their respective functions.
Audit Committee
The Audit Committee is comprised entirely of independent directors.
The Audit Committee is a committee of the Board of Directors appointed to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements related to financial reporting, (3) qualifications, independence and performance of the Company's independent auditors, (4) performance of the Company’s accounting, internal controls and financial reporting process and monitoring business risks.
The roles and responsibilities of the Audit Committee include the following:

•	reporting committee actions to the Board of Directors with such recommendations as the committee may deem appropriate;

•
adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Audit Committee with concerns about accounting, internal accounting controls and auditing matters.

•	recommend to the Board the annual nomination of the independent auditor to be proposed for shareholder approval.

•
Review and discuss with management and the independent auditor annual and interim financial statements (including related notes and MD&A) at the completion of any review engagement or other examination and prior to public disclosure, and resolve to recommend approval of said documents to the Board of Directors.

•
Consider management’s assessment and the effectiveness of internal control over financial reporting, inquiry of management and the independent auditor about significant financial risks, exposures, deficiencies or material weaknesses identified and the steps management has taken to minimize such risks, exposures, deficiencies and material weaknesses to the Company and any changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting and are required to be disclosed, as well as any other changes in internal control over financial reporting that were considered for disclosure in the Company’s periodic filings with the SEC.

Reserves, Health Safety Environment and Corporate Responsibility
The R&HSES Committee is comprised entirely of independent directors.
The Board of Directors has established a Reserves, Health Safety Environment and Social Responsibility Committee to assist the Board in monitoring the integrity of the oil and gas reserves of the Company, compliance by the Company with legal and regulatory requirements related to reserves, qualifications, independence and performance of the Company's independent reserve evaluators, and the performance of the Company's procedures for providing information to the independent reserve evaluators.
The charter for the Reserves, Health Safety Environment and Social Responsibility Committee includes the following responsibilities:

•	reporting committee actions to the Board of Directors with such recommendations as the committee may deem appropriate;

•	providing a report of management and directors on oil and gas disclosure for the Company's Annual Information Form as prescribed in Form 51-101F3 of National Instrument 51-101;

•	annually engage the independent reserve evaluators and evaluate the performance of the independent reserve evaluators;

•	ensuring no restrictions are placed by management on the scope of the reserve evaluators' review and examination of the Company's information;

•
ensuring that no officer, director or employee attempts to fraudulently influence, coerce, manipulate or mislead any evaluator engaged in the preparation of the Company's oil and gas reserves statements; and

•	reviewing process and results in relation to the completion of the reserve evaluations.

Compensation, Human Resources and Governance Committee
The Board's Compensation, Human Resources and Governance Committee is comprised entirely of independent directors.
The roles and responsibilities of the Compensation, Human Resources and Governance Committee include the following:

•	identify, review the qualifications of, and recommend to the Board of Directors possible nominees for the Board of Directors;

•	assess directors on an ongoing basis and oversee the effective functioning of the Board of Directors, including the orientation and education of new recruits to the Board of Directors;

•	assess the board's committee structure on an ongoing basis and recommend changes where appropriate;

•	review the size and composition of the Board of Directors and committee structure;

•	review the appropriateness of the terms of the mandate and responsibilities of the Board of Directors and the charters, mandates and responsibilities of each of the committees;

•	undertake such other initiatives as are needed to assist the Board of Directors in providing efficient and effective corporate governance for the benefit of Shareholders;

•
Review and recommend corporate goals and objectives relevant to the incentive compensation of the Company's executive officers and employees. Provide performance assessment of financial, operations, and strategic objectives to the Board;

•	Determine total compensation, including salary, STIP, LTIP and benefits, of the executive officers, subject to the terms of existing contractual arrangements;

•
oversee the Company's stock option plan (the "Option Plan"), performance share unit plan (the "PSU Plan"), restricted share unit plan (the "RSU Plan") and deferred share unit plan (the "DSU Plan") and determine their use as forms of incentive compensation;

•	review terms of new executive officer contracts, amendments or renewal of existing executive officer contracts and make recommendations for approval of contracts to the Board of Directors;

•
based on recommendations of the Chief Executive Officer, determine the general compensation structure and policies and programs for the Company such that the Company is able to attract, motivate and retain key personnel;

•	review and make recommendations to the Board on issues that arise in relation to any employment contract in force;

◦	Review the compensation of the directors in light of time constraints, competitive fees, risks and responsibilities and make recommendations for approval of directors' fees to the Board of Directors;

◦	Review succession planning and leadership development plans and progress related to the position of President and CEO and other senior leadership positions;

◦	Review and approve severance arrangements for executive officers;

◦	Consider the risks associated with the Company's compensation policies; and

◦	Annually review the charter and propose amendments to be ratified by a simple majority of the Board of Directors.

Nomination of Directors
The Compensation, Human Resources and Governance Committee of the Board oversees the nomination of directors to the Board, according to its mandate. In working with the Corporate Secretary, the Committee may engage an outside consultant to assist in identifying qualified candidates for the Board. The nominees for directors are initially considered and recommended by the CHR&G Committee of the Board, approved by the entire Board and appointed by the Company or shareholders, as required.
The Board has not adopted a formal policy on term limits for members of the Board of Directors. The Company believes that its approach to board evaluation and succession planning ensures adequate renewal.
Assessments
The Compensation, Human Resources and Governance Committee evaluates regularly the effectiveness and contribution of the Board, the Chairman of the Board and the chairman of each committee and the effectiveness and contribution of individual directors, having regard for the mandate of the Board and position descriptions, attendance at board and committee meetings, overall contribution and, in the case of individual directors, the competencies and skills the individual director is expected to bring to the Board. The Board has adopted an annual board questionnaire to assist in the assessment of the functioning of the Board of Directors as a whole, and through an annual self-assessment which are all submitted to the Compensation, Human Resources and Governance Committee chair. The results of the board questionnaires are summarized and actions developed as results are reviewed with the whole Board. Meetings between the Chairman of the Board and individual directors are held to discuss results of the evaluation.
Also, all independent Board members confirm their continued independence annually by completing a corresponding questionnaire.
Continuing Education
The Compensation, Human Resources and Governance Committee is responsible for the orientation and education of new recruits to the Board of Directors. New directors are provided with the opportunity to meet with management, tour properties and receive reports relating to the Company's business and affairs. The Company may also pay for the cost of relevant courses for the directors.
The Board of Directors of the Company has adopted a continuing education and development policy for directors. Under the policy, continuing education is to be provided to directors through regular presentations by senior management on the key areas of the Company's business. On an annual basis, directors will attend a strategy meeting with senior management of the Company that provides for a comprehensive review of the Company's operations and include an in-depth discussion of the strategic plans of the Company for the coming year. New directors are invited to visit the site locations in Egypt and Canada within two years of joining the Board of Directors. In addition, the Company schedules reviews of various governance topics relevant to the Company, with area experts. These reviews may include, for example, best practices in corporate governance, human resources, risk management including hedging, credit and information technology and a review of major environmental and geopolitical issues. On an annual basis, the Company canvases the directors to determine whether there are additional topics that they would like to see addressed in the forthcoming year. Each director of the Company is expected to maintain the level of expertise necessary to perform his or her responsibilities as a director. The Company provides a reasonable allowance for outside board education for each director on an annual basis.
In addition, the Board of Directors of the Company has adopted an orientation policy for new directors. Under the policy, a senior member of management (the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) organizes an orientation program for newly elected directors of the Company. The initial orientation includes a detailed briefing on all significant areas of the Company's operations by members of senior management. New directors are provided with a comprehensive board manual which contains a record of historical information about the Company, the charters of the Board and its committees and other relevant business information relating to the Company. All new directors, within 24 months of becoming a director, are invited to visit the Company's main operations. All directors receive an extensive package of materials prior to each Board meeting. These materials provide a comprehensive summary of each agenda item to be discussed. Similarly, committee members also are provided with a comprehensive summary on each agenda item to be discussed at committee meetings. Senior management are available to discuss each agenda item at the meetings.
The Company may cover the cost of relevant courses for directors. Mr. Clarkson graduated from the Institute of Corporate Directors in 2008, Mr. Herrick in 2009 and Mr. Chase during 2010. Ms. MacKenzie graduated from the Institute of Corporate Directors prior to joining the TransGlobe Board. All received certification.
Directors are made aware of corporate director-focused educational seminars offered by third-party professional organizations.

Skills Matrix

On a regular basis, the Board of Directors reviews a skills matrix to ensure a full complement of skills is available from members of the Board to assist the Company. The most recent skills matrix was completed in 2017 and is set out below.

	Rob Jennings	Matt Brister	David Cook	Fred Dyment	Bob MacDougall	Susan MacKenzie	Steve Sinclair	Ross Clarkson	Lloyd Herrick
DIRECTOR BACKGROUND
Current Number of Public Boards	1	1	1	4	2	3	1	1	1
Committees *	1	3	1,2	1*,2	3*	2*,3	1	CEO	COO
Director Since	2011	2017	2014	2004	2014	2014	2017	1995	1999
AREA OF EXPERTISE
Audit / Accounting	x			x			x	x	x
M&A / Capital Markets	x	x	x	x	x		x	x	x
Oil & Gas Legal / Commercial			x			x		x	x
Engineering / Operations / G&G		x	x		x	x		x	x
Executive Management	x	x	x	x	x	x	x	x	x
Human Resources	x				x	x	x	x	x
Governance	x		x	x		x	x	x	x
Risk Management	x	x	x	x	x	x	x	x	x
INDUSTRY EXPERIENCE
Oil & Gas Exploration & Production	x	x	x	x	x	x	x	x	x
Marketing / Storage / Transportation		x	x			x		x	x
International	x	x	x	x	x	x		x	x
Government Relations	x		x	x			x	x	x
BOARD COMPOSITION
Geographic	Can	Can	DK	Can	Can	Can	Can	Can	Can
Active Executive	N	N	Y	N	N	N	N	Y	Y
Age	71	58	54	68	54	56	60	63	64
Gender	M	M	M	M	M	F	M	M	M
Notes:
Committees: 1 Audit Committee, 2 CHRGC, 3 R&HSES
* Denotes chair of the Committee

Diversity

The Board of Directors has adopted a diversity policy that pertains to Board nominations, executive officer appointments and employee hiring. Under the policy, selection will be made on the basis of the skills, knowledge, experience and character of individual candidates and the requirements of the Board, management and staff at the time and without reference to their age, gender, race, ethnicity, sexual orientation, physical disability or religion. The Company is committed to a meritocracy and believes that considering the broadest group of individuals who have the skills, knowledge, experience and character required to provide the leadership and skills needed to achieve the Company's business objectives, is in the best interests of the Company. While the Board recognizes the benefits of diversity within the Board, management and the Company in general, neither the Board nor management will compromise the principles of a meritocracy by imposing quotas or targets. In that regard, the Board has not adopted targets regarding women on the Company's Board or in executive officer positions for the reasons noted above.

There were two directors recruited to the board at TransGlobe in 2017. The Company engaged a recruitment agency to prepare a list of candidates with the skills and knowledge required to serve on the board of TransGlobe without consideration to age, race, ethnicity, sexual orientation, physical disabilities or religion. Specific direction was given to include gender diversity in the search. The Compensation, Human Resources and Governance Committee considered a comprehensive list of candidates and prepared a short list for further evaluation. The Board is confident that the two candidates selected were done so based on merit. There was no recruitment for executive officer positions in 2016.

Specifically with respect to Board and executive officer gender diversity, to measure the effectiveness of this policy, the Compensation, Human Resources and Governance Committee reviews periodically the process of identifying female candidates as potential nominees for board positions or executive positions and the skills, knowledge, experience and character of any such female candidates relative to other candidates to ensure that female candidates are being fairly considered relative to other candidates. The Board undertakes measures to ensure that the policy has been effectively implemented and to assess progress in achieving the objectives of the policy in connection with any future recruitment process.
Currently, one out of nine (12.25%) of the Company's independent directors is a woman and women hold nil out of four (0%) executive officer positions with the Company. The Board believes that its current membership has the expertise, skills, geographic representation, diversity, character and size to represent the interests of shareholders and appropriately address the Company's business needs.

Director Share Ownership
On January 22, 2013, the Board of Directors of the Company adopted a mandatory share ownership policy for directors. Directors are required to acquire and hold Common Shares and or DSUs with a minimum aggregate market value or original purchase cost or issued value of three (3) times the annual retainer fee that they are paid. Directors have a period of five (5) years from the date of the implementation of the policy on January 22, 2013, or from the date of their appointment as a director of the Company, whichever is later, to acquire the value required. Directors are required to confirm annually, for the Company's management information circular, their beneficial Common Share ownership position and that the required ownership is not hedged or otherwise forward sold.
Executive Share Ownership
On February 10, 2015 the Board of Directors adopted a mandatory share ownership policy for executive officers. Executives are required to acquire and hold Common Shares and/or 50% of PSUs with a minimum aggregate market value or original purchase cost or issued value of: Chief Executive Officer - three (3) times annual base salary, Chief Financial Officer and Chief Operating Officer - two (2) times annual base salary and all other executive officers - one (1) time annual base salary. Executive Officers have five (5) years from the date of the implementation of the policy on February 10, 2015 or from their date of appointment as an executive officer of the Company, whichever is later, to acquire the value required.
Retirement Policy for Directors
The Board of Directors of the Company adopted a mandatory retirement policy. The Company's directors are not permitted to stand for re-election to the Board of Directors of the Company once they have reached the age of 75. The Board of Directors reserves the right to deviate from the policy under extenuating circumstances. The Compensation, Human Resources and Governance Committee has the responsibility to evaluate annually the qualification of each director standing for re-election in the current year.
Retirement Policy for Executive Officers and Employees
The Board of Directors adopted a retirement policy for executive officers and employees of TransGlobe. Executive officers and other employees are eligible for approved retirement when the individual has greater than or equal to ten years of service with the Company and is older than 55 years of age. The Board of Directors reserves the right to deviate from the policy under extenuating circumstances. An executive officer who is also a director that has served a minimum of two years as a director of the Company will be eligible for approved retirement.
Code of Business Conduct and Other Governance Policies
The Company has adopted a corporate code of conduct which is applicable to the Company, its employees and contractors (the "Corporate Code of Conduct"). A copy of the Corporate Code of Conduct has been posted to SEDAR at www.sedar.com and to EDGAR at www.sec.gov.
The Corporate Code of Conduct for the Company is intended to guide employees' and contractors' activities to enhance value and to minimize situations where a conflict of interest could arise and where harm to the Company and its employees could occur. The Corporate Code of Conduct addresses responsibilities and values, insider trading, business relationships, entertainment, gifts and favours, compliance and monitoring. Adherence to the policy is monitored by management through routine supervisory practices and an annual Corporate Code of Conduct disclosure and sign-off process. When an investigation results in a finding that the Corporate Code of Conduct has been breached, the employee or contractor who has breached the Corporate Code of Conduct may, depending upon the seriousness of the breach, be subject to discipline up to and including termination of employment.
The Company has also developed a specific code of conduct for its directors and officers (the "Code") (which is also available on SEDAR and EDGAR). The Code provides generally that each individual being considered for nomination as a director must disclose to the Governance and Nominating Committee all interests in relationships of which the director is aware at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, there is a positive onus on the director to make disclosure of the same to the Corporate Secretary or the Chairman of the Board. Each director is also required by the Code to report any known or suspected breach of the Code to the Chairman of the Board, and is annually required to review, sign and deliver to the Board Chair an executed copy of the Code.
TransGlobe has not experienced any known conduct of a director or executive officer that constitutes a departure from the Code requiring the filing of a material change report since the beginning of the Company's most recently completed financial year.
Pursuant to the Code, all directors have agreed to the following guidelines respecting conflicts of interest:

•
directors shall avoid situations that may result in a conflict or perceived conflict between their personal interests and the interest of the Company and situations where their actions as directors are influenced or perceived to be influenced by their personal interests;

•
each director must at all times comply fully with applicable law and should avoid any situation which could be perceived as improper, unethical or indicative of a casual attitude towards compliance with the law;

•
no director may hold a significant financial interest, either directly or through a relative or associate, or hold or accept a position as an officer or director in an organization in a relationship with the Company, where, by virtue of his or her position with the Company, the director could in any way benefit the other organization by influencing the purchasing, selling or other decisions of the Company, unless that interest has been fully disclosed in writing to the Board; and

•	a "significant financial interest" in this context is any interest substantial enough that decisions of the Company could result in gain for the director.
Last, in accordance with the Business Corporations Act (Alberta), directors who are a party to or are a director or an officer of a party to a material contract or material transaction, are required to disclose the nature and extent of their interest and are not permitted to vote on any resolution to approve the contract or transaction.
The Board provides leadership, supervision and support for the employees of the Company to uphold the principles articulated in the Corporate Code of Conduct.

Trading Policy
The Company has adopted a trading policy that ensures the Company and its directors, officers, employees and consultants satisfy legal and ethical obligations related to proper and effective disclosure of corporate information and the trading of securities with that information.

The trading policy also contains an anti-hedging provision which includes a prohibition on directors, officers and employees purchasing financial instruments such as prepaid forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge their underlying position in Company shares.

Disclosure Policy
The Company has adopted a disclosure policy to ensure that communication to the public is done in a timely, factual and accurate manner as well applicable to legal and regulatory requirements. The policy extends to all employees and contractors of the Company, its Board of Directors, and those authorized to speak on behalf of the Company.

EXECUTIVE COMPENSATION
LETTER TO SHAREHOLDERS
Fellow Shareholder:

The Compensation, Human Resources and Governance Committee ("CHRGC) and Board of Directors of TransGlobe believe in providing clear and transparent disclosure to help our shareholders understand the compensation paid to our executives, and the rationale behind our compensation decisions. With this letter to shareholders we outline our strategy and objectives, how we performed in 2016, and how this performance informed and guided our pay decisions during the year. A more detailed description of our compensation programs and decisions can be found in the Compensation, Discussion and Analysis (“CD&A”) following this letter.
Our Strategy
TransGlobe’s corporate strategy is to build long-term shareholder value through the profitable acquisition, exploration, development and exploitation of oil and gas assets. Since 2008 our efforts have been focused in the Middle East and North Africa region, and in 2016 we acquired Canadian assets with the intention of continuing to leverage our operational, administrative and managerial skills in a jurisdiction with lower inherent geopolitical risk. We believe that our expanded asset base will provide us more opportunity to execute our strategy of growing cash flow and asset value by increasing production and reserves through the drill bit and through further acquisition opportunities.
The Company continues to target future expansion efforts towards acquisition opportunities with similar characteristics to the Canadian asset acquisition. We target opportunities of a size not typically sought by major competitors but large enough to be impactful to TransGlobe, and with the potential to be self-sufficient from a cash flow perspective early in the development phase.
2016 Performance: In short, 2016 was another very challenging year for TransGlobe, principally due to the continued decrease in crude oil prices. The Company focused on maintaining production levels with minimal investment in Egypt and acquired the Harmattan assets in Canada late in the year. In addition, management, with the support of the Board, took a comprehensive approach to continuing the cost reduction efforts that were vigorously pursued in 2015 in order to protect the Company's strong financial position. Amid significant cuts to investment, the Company undertook an Egypt focused production recovery program mid-year resulting in year end production that was above target. Year-end reserves (excluding the Canadian acquisition which was acquired without dilution) were 29.3 million barrels, representing an increase from year-end 2015 and replacing 116% of 2016 production. Additionally, the Company drilled fifteen wells resulting in three commercial discoveries that were delivered under budget and incident free. On the strategic front, the Company undertook in-depth reviews and negotiations on several targeted transactions which met the Company's objective to diversify geo-politically. These efforts resulted in the successful acquisition of the Harmattan assets in Alberta, Canada. In addition, the Company achieved all of its financial, operational and strategic objectives.
2016 Pay Decisions: The Board, on recommendation from the CHRGC Committee considers both corporate and individual performance in making its pay decisions each year. These 2016 achievements were overshadowed by the continuing downturn in oil prices resulting once again in LTIP grants well below targets.
Base Salaries: There were no increases to base salaries in 2016.
Short-term Incentive Plan: (“STIP”) Based on Company results, the CHRGC Committee recommended and the Board approved a STIP corporate score of 1.45. For a more detailed discussion of the STIP refer to page 28 of the CD&A.
Long-term Incentive Plan: (“LTIP”) The 2016 LTIP was considered in May 2016 per the Company’s usual practice. Given the challenging macro-economic and commodity price environments, the Board exercised its discretion in adjusting 2016 LTI grant values downward to below target levels. Total aggregate individual value awarded approximated 61% of targets set in 2014.
CEO Compensation: Mr. Clarkson's performance was assessed by the full Board on the achievement of 2016 Corporate and CEO objectives. Mr. Clarkson’s compensation in 2016 was directly tied to Corporate performance with 71% of his total direct compensation (“TDC”) at-risk. Mr. Clarkson received a 0% base salary increase, a STIP payout based on a STIP corporate scorecard score of 1.45, and a LTIP grant award of approximately 58% of target.
Compensation and Alignment to Performance
The Board remains confident that TransGlobe’s compensation program will enable the Company to attract, motivate and retain top talent and is well aligned to the interests of shareholders. We highlight the following elements:

•	Rigorous STIP with scorecard aligned to key operational, financial, and strategic objectives;

•	PSU plan; PSUs constitute 50% of the LTIP mix, with relative TSR performance conditioning;

•	No pension plan, material benefits or perquisites; and

•	Executive officer share ownership guidelines of 3X base salary for CEO, 2X base salary for COO and CFO and 1X base salary for other executive officers.

2017 Compensation Decisions Made
The Board decisions made year-to-date that relate to 2017 executive compensation include:

•	Base salaries increased by 2% in January 2017 (had not changed since 2014);

•	2017 STIP Scorecard construct approved, including operational, financial and strategic measures;

•	All LTI awards to be done in May, consistent with historic practice; and

•	Amended PSU Plan to adjust potential vesting from a minimum 50% to 0% of awarded units and adjust maximum vesting from 150% to 200% of awarded units.

Conclusion
We trust our approach to compensation programs further demonstrates our commitment to a pay-for-performance compensation philosophy and we will continue to re-evaluate current practices and monitor emerging best practices. We encourage you to engage with us on our approach to compensation and with any related questions you may have by emailing to boardofdirectors@trans-globe.com.

On behalf of the CHRGC Committee, we thank you for taking the time to read our disclosure.

Signed: Susan MacKenzie	Signed: Robert Jennings
Chair, CHRGC Committee	Chairman, Board of Directors

COMPENSATION DISCUSSION & ANALYSIS

Role and Composition of the Compensation, Human Resources and Governance Committee ("CHRGC")
TransGlobe's Board of Directors is responsible for the oversight of compensation matters at TransGlobe. The CHRGC assists the Board in establishing and overseeing director and executive compensation, including completing an annual review of the compensation of TransGlobe’s NEOs, other officers, employees and directors, as well as reviewing and considering other compensation-related matters. On an ongoing basis, the CHRGC reviews succession planning, specifically, in relation to the position of President and CEO and senior leadership positions.
Composition of the Compensation, Human Resources and Governance Committee
In 2016 the CHRGC was comprised of three independent Directors (Ms. Susan MacKenzie, and Messrs. Fred Dyment, David Cook). Each of these Directors has significant experience in board and senior management roles of domestic and international oil and gas exploration companies where they were responsible for designing, implementing and monitoring the effectiveness of executive compensation policies and practices.
The following is a brief description of the relevant skills and experience of each CHRGC member.

CHRGC Member	Independent	Relevant Skills and Experience
Susan MacKenzie (Chair)	Yes
Ms. MacKenzie chairs the Compensation & Human Resources Committee of Enerplus Corporation and chairs the Governance, Nominating and Compensation Committee of Freehold Royalties Ltd. As Vice President Human Resources for Petro-Canada, Ms. MacKenzie was responsible for the Company’s compensation programs and policies, for succession planning and leadership development and was Senior Management representative on the Management Resources & Compensation Committee of the Board. She holds the ICD.D designation from the Institute of Corporate Directors.

Fred Dyment	Yes
Mr. Dyment has over 40 years' experience in senior leadership roles in the oil and gas industry and brings a wealth of hands-on industry experience. Mr. Dyment also holds board positions and sits on the Compensation Committee of several private and public corporations.

David Cook	Yes
Mr. Cook has over 20 years' experience in senior leadership roles in the international oil and gas industry and is currently chief executive officer of DONG Exploration and Production. Mr. Cook's experience includes significant practical experience with compensation and human resources.

Compensation Advisor
TransGlobe’s compensation policies have allowed the Company to attract, motivate, and retain a team of executive officers and employees working towards the common goal of enhancing shareholder value. In an effort to ensure that TransGlobe is maintaining a competitive compensation arrangement for its executive officers, directors and employees the CHRGC has engaged the services of Hugessen Consulting Inc. ("Hugessen"), an independent compensation advisor. Specifically, Hugessen conducted a comprehensive review of TransGlobe's compensation practices beginning in 2013 and completed that initial engagement in 2014. Subsequent to 2014 Hugessen has provided support to the CHRGC in understanding current market and industry trends as well as advising on specific CHRGC matters related to compensation peer group, STIP payouts, salary changes and LTIP issues.
At no time since the most recently completed financial year of TransGlobe, has any other compensation consultant or advisor been retained by TransGlobe to assist the Board or the CHRGC in determining the compensation of the executive officers or directors of TransGlobe.
Executive / Director Compensation Advisor Related Fees

Year	Executive Compensation Related Fees(C$)	All Other Fees(C$)
2016	24,323	11,824
2015	43,353	41,979

Compensation Approval Process
The following outlines elements of the CHRGC's typical compensation approval process:

1	Review & Align	The CHRGC reviews and confirms alignment of compensation philosophy and objectives with the compensation program and practices
2	Consult	As deemed necessary the CHRGC consults with its independent advisor on executive compensation
3	Benchmark & Report	As deemed necessary by the CHRGC the independent advisor conducts benchmarking against the Comparator Group, which is reviewed and approved by the CHRGC
4	Review & Analyze	If completed, the CHRGC reviews any such benchmarking and with the input from its independent advisor develops a recommendation for the CEO and other executive compensation design
5	Recommend	The CHRGC recommends President and CEO and the other executive compensation to the Board
6	Approve	Board approves President and CEO and other executive compensation, overall corporate compensation

Introduction
The following section outlines the compensation programs in which the NEOs participate. For 2016, the NEOs were:

•	Ross Clarkson - President and CEO

•	Lloyd Herrick - Vice President and COO

•	Randy Neely - Vice President, CFO, and Corporate Secretary

•	Albert Gress - Vice President Business Development

•	Brett Norris - Vice President Exploration

TransGlobe's compensation program is based on a "pay-for-performance" philosophy, which supports the Company's commitment to the creation of long-term value for its Shareholders. The Company believes compensation should be aligned with Shareholders' interests, while also recognizing that TransGlobe's corporate performance is dependent on retaining highly trained, experienced and committed Directors, executive officers and employees who have the necessary skill sets, education, experience and personal qualities required to manage the Company's business.
Executive Compensation Philosophy
TransGlobe's executive compensation programs are designed to attract, motivate and retain individuals of high caliber to serve as executive officers of the Company, to achieve the Company's strategic objectives, and to align the interests of executive officers with the long-term interests of the Shareholders:

•	Attract, motivate and retain: Provide competitive compensation to attract, motivate and retain top talent as TransGlobe continues to progress its corporate objectives;

•
Pay for performance: target of median total direct compensation “TDC” (cash + target STIP + target LTIP) for median performance; incentive plans calibrated so that superior performance by the Company and individuals results in above-market median compensation; conversely, performance below expectations results in below-market median compensation; and

•	Flexibility and risk management: Sufficiently flexible to adapt to unexpected developments, ensuring continuity of operations and minimization of risk.
TransGlobe targets TDC, specifically base salary and target short-term and long-term incentive awards (grant-date fair value), at the median relative to the pay comparator group, with above median pay realized for above median performance and below median pay realized for below median performance through incentive payouts.

Pay Comparator Group
The Company uses a pay comparator group in order to provide competitive market information to support pay level and pay mix decision-making, and to provide context regarding compensation design practices. The comparator group, detailed below, is based on the following selection criteria:

•	Issuers: oil & gas exploration and production companies;

•	Market Capitalization: between approximately 0.5x - 2x that of TransGlobe as at December 31, 2015;

•	Headquartered in Canada, US or the UK, with a focus on companies with producing assets; and

•
Operating location: Companies comprising the comparator group have international production, where possible; however, to ensure an adequately-sized comparator group, similar sized domestic producers are also included.

The pay comparator group was last revised by the Board in summer 2016, at which time TransGlobe was positioned at median on total revenue and market capitalization relative to the constituents. Notwithstanding the recent decline in commodity prices, the Company believes that the pay comparator group constituents continue to be relevant.

TransGlobe 2016 Pay Comparator Group
Amerisur Resources PLC	Oryx Petroleum Corporation Limited	Chinook Energy Inc.
Faroe Petroleum plc	RMP Energy Inc.	Eland Oil & Gas Inc.
Tethys Oil AB	Delphi Energy Corp.	Journey Energy Inc.
Ithaca Energy Inc.	Orca Exploration Group Inc.	Vaalco Energy Inc.
Granite Oil Corp	Sterling Resources Ltd.

The CHRGC continues to monitor the pay comparator group to ensure the constituents remain comparable and relevant peers relative to TransGlobe.
Executive Compensation Design and Mix
There are three major elements incorporated in TransGlobe’s executive compensation program: (i) base salary, (ii) STIP, and (iii) LTIP. The value of perquisites received by each of the NEOs are not in aggregate equal to or greater than $50,000 or 10% of the NEO’s total salary for the financial year. TransGlobe does not offer a savings plan or pension plan.
A significant portion of TransGlobe’s NEOs’ compensation is variable and linked to performance against our operational, financial, and strategic objectives under the STIP, and relative TSR and share price performance under the LTIP. The following charts illustrate CEO 2016 target TDC mix, as well as that of the other NEOs (on average).

Components of Compensation
Elements of Compensation

As outlined below, NEOs have the opportunity to receive compensation that is both guaranteed (“not at risk”) and variable (“at risk”).

Component	Risk	Objectives	Time Frame	Description
Base Salary	Fixed (not at risk)	Provides market competitive level of fixed compensation	Set annually	Only fixed component of TDC
Typically set in reference to median of pay comparator group
Individual NEO salary reflects level of responsibility, skills and experience
STIP	Variable (at risk)	Acknowledges progress on strategic priorities and rewards for achievement of annual performance goals	One year	Cash-based performance incentive
Payout based on combination of Board-approved financial, operational metrics and strategic objectives as well as individual performance. Also subject to Board discretion.
PSU Plan	Variable (at risk)	Rewards for performance and the creation of shareholder value	Three years	Annual grants
Effective 2014 cliff vesting (50-150% of PSUs granted) based on Company relative TSR performance vs TSX Oil & Gas Exploration and Production Index constituents
Option Plan	Variable (at risk)	Rewards for contribution to long-term stock appreciation	Five years	Annual grants
3-year vesting with 5-year term
Savings Plan	TransGlobe does not provide a savings plan
Pension Plan	TransGlobe does not provide a pension plan
Perquisites	Minimal
Benefits	Market competitive to other small and mid-cap issuers

Base Salary
NEO base salaries were set in 2014 and reviewed in each of 2015 and 2016 with reference to the median of the pay comparator group and aimed to provide a fixed level of competitive pay. Each individual’s salary is set taking into account experience, level of responsibility, and skills. The NEOs did not receive a base salary increase in 2016. The following table outlines NEO 2016 base salaries:

Position	Executive	2015 Base Salary (C$)	2016 Base Salary (C$)	Change from 2015
Chief Executive Officer	Ross Clarkson	$400,000	$400,000	0%
Chief Operating Officer	Lloyd Herrick	$349,000	$349,000	0%
Chief Financial Officer	Randy Neely	$292,000	$292,000	0%
Vice President Business Development	Albert Gress	$287,000	$287,000	0%
Vice President Exploration	Brett Norris	$262,000	$262,000	0%

Short Term Incentive Plan

NEOs are eligible to participate in the STIP, which provides a cash-based reward for the achievement of annual financial, operational and progress towards strategic objectives as well as individual performance.
Plan Design
For NEOs, the STIP is linked to a combination of financial, operational, and strategic objectives at the corporate and individual levels and is structured as follows:

Base Salary $	X	STIP Target % Salary	X	Performance Score (1) (0 - 200%)	=	STIP Payout $

Note
(1) Performance score is based on the assessment of both corporate and individual performance for the financial year. The corporate and individual performance weighting for each of the NEOs is as follows:

Executive	Corporate Weight	Individual Weight
CEO	90%	10%
COO	85%	15%
CFO & VP Level	80%	20%

Target Award Levels
Under the STIP, each NEO has a target award (expressed as a % of base salary) with a minimum payout of 0% for performance at or below the threshold level, and maximum payout of 200% of target for above maximum performance.

Position	Executive	Below Threshold	Target	Max
Chief Executive Officer	Ross Clarkson	0%	70%	140%
Chief Operating Officer	Lloyd Herrick	0%	65%	130%
Chief Financial Officer	Randy Neely	0%	60%	120%
Vice President, Business Development	Albert Gress	0%	50%	100%
Vice President, Exploration	Brett Norris	0%	50%	100%

Performance Measurement
The following table outlines TransGlobe’s 2016 corporate scorecard which consists of three financial objectives weighted at ~30% in total, four operational objectives weighted at ~40% in total, and three strategic objectives weighted at ~30% in total. All metrics have threshold, target, and maximum measures of performance.

Operational Objectives	Financial Objectives	Strategic Objectives
40% weighting	30% weighting	30% weighting
Production against budget	G&A cost reduction	Geographic diversification
2P Reserve growth	Operating cost reduction	Oil export progress
Progress on exploration program	Balance sheet stewardship	Human resources initiatives
Health Environment Safety and Social Responsibility

2016 Performance Goals and Achievement
An overview of 2016 performance in reference to TransGlobe’s corporate scorecard outcomes is outlined in the table below:

Performance Measure(1)	Target (100%)	Score
Operational	40	50
Financial	30	55
Strategic Objectives	30	43
Note:
(1) Payouts are interpolated between threshold and maximum performance
Operational:
From the outset of the year, the Company recognized 2016 would be very challenging from an operational perspective, chiefly due to budget constraints to maintain or grow production or reserves. The Company focused on hitting production and revenue targets, achieving exploration success and achieving these in a safe and environmentally safe manner. The year began with a plan to cut capital spending to the absolute minimum due to very low oil prices, but by late spring with oil prices firming up, Company management undertook a process to recover production through a combination of well re-activations, re-completions and new drilling. This effort resulted in Egypt production being recovered from approximately 11,000 bopd to an exit rate of 14,000 bopd on a very cost effective basis. This was a significant over-achievement from target. In addition, and in part related to the excellent work done to recover production, the Company significantly exceeded stretch targets for reserve replacement despite minimal capital allocated to reserve addition projects. The addition of over 5 million barrels in 2P reserves was primarily attributed to solid technical reservoir management work, production recovery work and the associated improved well performance accomplished during the year. Overall the Company scored 125% (50/40) of the target. This over achievement was principally due to over achieving on reserve growth (excluding reserves acquired) and achieving a stretch exit rate of production despite a very low production and development budget. The individual scores were normalized for unplanned events and the assessed values for each category were as follows:

•	Production: exceeded target volumes by 2.4% and scored 147% of weighting;

•	Reserves: year-end reserves volumes were 21% above target and scored 200% of weighting;

•	Exploration: targeted progress was 83% of the original program, which when adjusted for approved program timeline changes scored 100% of weighting; and

•	HSES: progress made in 5 priority categories to improve HSES culture, resulted in a score of 100% of weighting
Financial:
The philosophy adopted in setting the targets for 2016 was to focus on the factors that management has influence over, namely decreasing G&A and operating costs, financing and protecting the strong balance sheet. Of paramount importance during 2016 was the development of executable and non-dilutive re-financing alternatives for the Company's convertible debenture. Company management undertook a significant effort in 2016 to develop a cost effective and non-dilutive plan to refinance the convertible debentures which matured on March 31, 2017. Coinciding with the decrease in oil prices, the general marketplace for international oil and gas financing has deteriorated significantly over the past 2 years. This effort culminated in early 2017 with the successful closing of a Prepayment Agreement with Mercuria Energy Trading SA, effectively re-financing the convertible debenture at a cost substantially similar to the costs of the maturing convertible debentures. This was considered an exceptional outcome under the current market circumstances.
As part of an organization wide mandate to decrease costs, collectively management and staff put in considerable, and at times painful effort to decrease both G&A and Operating costs. These efforts resulted in a significant over-achievement on both efforts.
Overall, the Company scored 183% (55/30) on its financial objectives. The individual scores were normalized for unplanned events and the assessed values for each category were as follows:

•	G&A cost reductions: 13% reduction over and above target metrics scored 200% of weighting;

•	Operating cost reductions: 6% reduction over and above target metrics scored 200% of weighting; and

•	Balance Sheet stewardship: exceeded target in 4 priority categories to ensure ongoing balance sheet strength and scored 165% of weighting
Strategy:
From a strategic point of view, the Company had three primary objectives: (a) geographic diversification, (b) progress on oil export and (c) progress on human resource initiatives. The Company reviewed in detail eight significant acquisition opportunities in 2016 one of which led to a successful transaction during the year namely the Harmattan assets in Alberta, Canada at very attractive metrics. The Company was able to further reinforce the concept of direct marketing of its entitlement oil in Egypt. Human resource initiatives relating to capability development were achieved despite the challenges caused by G&A cost reductions. Overall the Company scored 143% (43/30) on its strategic objectives. The individual scores were normalized for unplanned events and the assessed values for each category were as follows:

•	Geographic Diversification: achieved through realization of Harmattan asset acquisition, assessed a score of 200% of weighting;

•	Oil Export: assessed a score of 50% of weighting due to ongoing difficult macro Egyptian economy; and

•	Human Resources: in 3 priority categories related to organizational effectiveness, assessed a score of 100% of weighting
2016 STIP Payouts
Based on the financial, operations and strategic performance results described above and their individual performance, the NEOs were awarded the following STIP payouts in respect of 2016:

Position	Executive	Actual STIP Payout C$(1)	% of Target
Chief Executive Officer	Ross Clarkson	$407,000	145%
Chief Operating Officer	Lloyd Herrick	$331,000	146%
Chief Financial Officer	Randy Neely	$256,000	146%
VP, Business Development	Albert Gress	-	-
Vice President Exploration	Brett Norris	$191,000	146%
Note
(1) Albert Gress ceased to be an officer of the Company prior to the payment of the 2016 annual STIP award.

Long Term Incentive Plan

In addition to the STIP, NEOs are eligible to receive an annual LTIP award. The Company's LTIP mix is comprised of 50% PSUs and 50% Options for all NEOs.
LTI targets were unchanged in 2016. However, due to the volatility in the crude oil market and resultant capital markets, the CHRGC recommended and the Board approved exercising its discretion in revising 2016 LTI awards to NEO's downward to below target levels. Individual aggregate NEO grant award values were approximately 61% of target and value. In addition, as a result of the changes in the underlying valuations the award mix was 47:53 rather than the 50:50 target for Options and PSUs, respectively.
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three-year period.
In reviewing the long-term incentive mix, the CHRGC considered introducing a Restricted Share Unit (“RSU”) plan in addition to PSUs and Options, in order to enhance motivation and retention. For simplicity, a PSU plan design with a 50% minimum performance payout multiplier was introduced, which achieves the same result.
The PSU Plan is administered by the CHRGC. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account at grant is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five-day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

The 2016 PSU grant has a performance period from May 20, 2016 to May 19, 2019. PSUs vest at the end of the third year following the date of grant (i.e. May 19, 2019) and are paid in cash. Relative TSR over each three-year period is measured against the constituents of the TSX Oil and Gas Exploration and Production Index as at the beginning of the relevant performance period.
At vesting, the number of PSUs granted (including reinvested dividends) will be adjusted by the performance payout multiplier and the value of each PSU on the vesting date will be based on the previous 20-day weighted average price of the Common Shares. The performance payout multiplier will range between 50% and 150% of PSUs granted based on performance according to the following schedule:

Relative TSR Rank vs. TSX Exploration and Producers Index	Performance Payout Multiplier(1)
At or below 25th Percentile	50%
Median	100%
At or above the 75th Percentile	150%
Note:
(1) The performance payout multiplier is interpolated between quartiles on a linear basis.

2016 PSU Grant
Due to the challenging low commodity price environment and impact on Company share price, the CHRGC recommended and the Board approved the use of discretion in revising PSU grant value levels downward to approximately 61% of target. The following PSU grants were made to NEOs in 2016:

Position	Executive	2016 PSU Grant
		% Base Salary	Number of Units Awarded	Grant-Date Fair Value(1) (C$)
Chief Executive Officer	Ross Clarkson	84%	135,246	334,058
Chief Operating Officer	Lloyd Herrick	76%	107,275	264,969
Chief Financial Officer	Randy Neely	81%	95,738	236,473
Vice President Business Development	Albert Gress	42%	48,224	119,113
Vice President Exploration	Brett Norris	48%	51,439	127,054
Note:
(1) The fair value of the grant of PSUs was determined based on the lattice-based trinomial pricing model. The assumptions used in determining such fair value at the date of grant are: risk-free interest rate of 0.65%, three-year term, volatility of 52.3%, dividend yield of 0%, and current share price of C$2.47. This approach to valuing the PSUs granted is consistent with the manner in which PSU grants are valued for the Company's financial statements which is in compliance with International Financial Reporting Standards.

For further information regarding the PSU Plan, see Schedule B.

Option Plan
The Company's Option Plan permits the granting of Options to purchase Common Shares to directors, officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Current Option Plan is administered by the Board of Directors of the Company.

As at March 31, 2017 the Company had 5,278,153 Options outstanding and 1,942,384 Options available for issuance under the Option Plan.

In 2016, annual grants of Options were targeted to comprise 50% of the NEOs' LTIP (prior to 2014, Options comprised 100% of the LTIP). All options granted and outstanding have a five year term and vest one third each on the first, second, and third anniversary following the date of grant, respectively.
2016 Stock Option Grant
On the recommendation of the CHRGC, the Board exercised its discretion in awarding stock option grants in a manner similar to the PSU awards. Grant units were held constant resulting in decreased grant values when compared to 2015. The following Option grants were made to NEOs in 2016:

		2016 Stock Options Awards
Position	Executive	% Base Salary	Number of Options Awarded	Grant-Date Fair Value (1) (C$)
Chief Executive Officer	Ross Clarkson	75%	420,681	300,865
Chief Operating Officer	Lloyd Herrick	68%	333,678	238,642
Chief Financial Officer	Randy Neely	73%	297,792	212,976
Vice President Business Development	Albert Gress	37%	150,000	107,278
Vice President Exploration	Brett Norris	44%	160,002	114,431
Note:
(1) For the purposes of determining the fair value of Options disclosed above, the lattice-based trinomial pricing model was used. The weighted average fair value of Options granted during 2016 was $0.72 based on the following assumptions: risk-free interest rate of 0.54%, five-year term, volatility of 49.8%, and no dividend yield. This approach to valuing the Options granted is consistent with the manner in which Option grants are valued for the Company's financial statements which is in compliance with IFRS.
For further information regarding the Option Plan see Schedule B.
Clawback
TransGlobe is subject to US securities laws by virtue of having its shares registered under the US Securities Exchange Act of 1934. TransGlobe is a foreign private issuer and is thus subject to the SOX and specifically section 304 of SOX. Section 304 of SOX states if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws, the CEO and CFO of the issuer shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and any profits realized from the sale of securities of the issuer during that 12-month period.

Incentive Plan Awards
Outstanding Share-Based and Option-Based Awards
The following table sets forth information with respect to the NEOs regarding option-based awards and share-based awards held as at December 31, 2016.

Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)	Number of shares or units that have not vested (#)(3)	Market or payout value of share-based awards that have not vested (C$)(4)	Market or payout value of vested share-based awards not paid out or distributed (C$)
Ross Clarkson
	132,000	11.65	14-May-2017	—	298,655	338,973	—
	250,000	9.13	14-Mar-2018	—
	306,000	7.26	19-May-2019	—
	306,000	4.99	14-May-2020	—
	420,681	2.19	17-Mar-2021	33,654
Randy Neely
	120,000	11.65	14-May-2017	—	182,402	207,026	—
	183,000	9.13	14-Mar-2018	—
	162,000	7.26	19-May-2019
	162,000	4.99	14-May-2020	—
	297,792	2.19	17-Mar-2021	23,823
Lloyd Herrick
	99,000	11.65	14-May-2017	—	237,054	269,056	—
	219,000	9.13	14-Mar-2018	—
	243,000	7.26	19-May-2019	—
	243,000	4.99	14-May-2020	—
	333,678	2.19	17-Mar-2021	26,694
Albert Gress(2)
	63,000	15.64	14-May-2017	—	112,036	127,161	—
	125,000	11.94	14-Mar-2018	—
	119,000	7.26	19-May-2019	—
	119,000	4.99	14-May-2020	—
	150,000	2.19	17-Mar-2021	12,000
Brett Norris
	57,000	11.65	14-May-2017	—	109,647	124,449	—
	114,000	9.13	14-Mar-2018	—
	109,000	7.26	19-May-2019	—
	109,000	4.99	14-May-2020	—
	160,002	2.19	17-Mar-2021	12,800
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares at December 30, 2016 and the exercise price of the Options.

(2)	For Options that expire in 2017 and 2018, Mr. Gress's Option exercise price was awarded in US$ and converted to C$ at the December 31, 2016 rate of 1.3427.

(3)
The number of PSUs shown equates to 100% of the 2014, 2015 and 2016 PSU grants plus accrued PSUs attributable to dividends paid.  Amounts shown are for PSUs only. No other share-based awards are held by the NEOs.

(4)
The value shown is calculated based on the closing price of the Common Shares at December 30, 2016 on the TSX and the minimum payout of 50% of PSUs awarded plus 50% of accrued dividends.  The actual amount which will be paid out will differ from the amount shown.  The amount paid out will depend on the number and value of PSUs which vest and the fair value of the Common Shares at the time of vesting. PSUs are settled in cash.

Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each NEO, the value of option-based awards and the value of share-based awards which vested during the year ended December 31, 2016 and the value of non-equity incentive plan compensation earned during the year-ended December 31, 2016.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year (2)	Non-equity incentive plan compensation – Value earned during the year(3)(C$)
Ross Clarkson	—	—	407,000
Randy Neely	—	—	256,000
Lloyd Herrick	—	—	331,000
Albert Gress(4)	—	—	-
Brett Norris	—	—	191,000
Notes:

(1)
Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options.

(2)	No PSUs vested during 2016.

(3)	Reflects the annual STIP Compensation earned by the NEO in respect of the last completed financial year.

(4)	Albert Gress ceased to be an officer of the Company prior to the payment of the 2016 STIP award.
CEO Compensation & Review
Mr. Clarkson is entitled to a base salary, a target STIP opportunity of 70% of base salary, and a target LTIP opportunity of 275% of base salary. For 2016, base pay was left unchanged, his STIP bonus was based on a corporate score of 1.45 and individual score of 1.5 and his LTIP award was granted on the basis of 58% of target representing roughly an 18% decrease in grant value from the prior year.
Performance Overview
Mr. Clarkson's 2016 individual performance was assessed by the CHRGC and reviewed with and approved by all independent directors of the Board. His individual leadership contributions to the achievement of the Company's 2016 STIP annual objectives were considered, as well as his efforts with respect to progressing longer term strategic execution, stakeholder engagement, succession planning and organizational effectiveness.  On the basis of the performance review, Mr. Clarkson's 2016 individual performance score was assessed as exceeding target.  Mr. Clarkson's 2016 STI award reflected this level of achievement. However the Board, on the recommendation of the CHRGC, in May 2016, determined to exercise its discretion and reduce Mr. Clarkson's LTIP award due to the ongoing macro-environmental challenges facing the Company.

Summary of CEO Compensation

Compensation Component	Design (at Target)	2016 Actual (C$)
Base Salary	Target median relative to 2016 comparator group	$400,000
STIP	70% of base salary	$407,000
LTIP	275% of base salary (50% PSUs and 50% options)	$634,922.90 (grant date fair value)
Total Direct Compensation	$1,780,000	$1,441,923
Benefits and Perquisites	Minimal	Lesser of 10% of salary and $50,000
Pension Plan	TransGlobe does not offer a pension plan	n/a

CEO compensation will differ from realized compensation due to the inclusion of estimates of value for non-cash based items such as Options and PSUs (beginning in 2014).

Performance Graph
The following graph illustrates TransGlobe's five-year cumulative shareholder return, as measured by the closing price of the Common Shares at the end of each financial year, assuming an initial investment of C$100 on December 31, 2010, compared with the S&P/TSX Composite Index and the S&P/TSX Oil & Gas Exploration and Producers Index assuming the reinvestment of dividends where applicable.

	Year ended
	2011	2012	2013	2014	2015	2016
TransGlobe Energy Corporation	100	116	110	60	31	28
S&P/TSX Composite Index	100	104	114	122	109	128
S&P/TSX Oil & Gas Exploration & Production Index	100	86	94	71	46	71
The comparison of TransGlobe's share price performance from 2011 to 2016 with the broad indices is not indicative of the Company's overall growth or of the challenges that have faced the Company and management during that time period. In January 2011, a political revolution ("Arab Spring") occurred in Egypt (and elsewhere in the Middle-East) that led to the resignation of the long in power Mubarek government. At the same time in Yemen the political revolution led to civil war, and as a result, TransGlobe has now divested all of its interests in Yemen. Over the course of the past five years, Egypt has struggled both economically and politically. In the midst of these challenges TransGlobe grew its Egyptian land holdings, its production and effectively eliminated the credit risk associated with its crude oil sales. Unfortunately these successes have been overshadowed by the sustained decrease in worldwide crude oil prices. The operational and management successes required significant efforts on the part of both management and staff and the CHRGC has attempted to adequately recognize those efforts while balancing the fiscal limitations confronting the Company and the experience of its shareholders.

Summary Compensation Table
The following table sets forth, for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, the compensation paid by the Company to the NEOs for services rendered in all capacities.

Non-equity incentive plan compensation
Name and principal position	Year	Salary (C$)	Share-based awards (C$)(1)(2)	Option- based awards (C$)(2)	Annual Incentive Plans(3) (C$)	Long-term incentive plans	Total compensation (C$)
Ross Clarkson, President and Chief Executive Officer	2016 2015 2014	400,000 400,000 400,000	334,058 361,805 539,265	300,865 415,572 578,636	407,000 140,000 149,000	n/a n/a n/a	1,441,922 1,317,377 1,666,901
Lloyd Herrick, Vice-President and Chief Operating Officer	2016 2015 2014	349,000 349,000 349,000	264,969 287,347 428,275	238,642 330,013 459,505	331,000 113,500 120,000	n/a n/a n/a	1,183,611 1,079,860 1,356,780
Randy Neely, Vice-President, Finance, Chief Financial Officer and Secretary	2016 2015 2014	292,000 292,000 292,000	236,473 191,884 285,994	212,976 220,009 306,337	256,000 87,500 120,000	n/a n/a n/a	997,449 791,393 1,004,331
Albert Gress,(4) Vice President Business Development	2016 2015 2014	287,000 287,000 287,000	119,113 141,289 210,580	107,278 161,611 225,025	0 72,000 113,000	n/a n/a n/a	513,391 661,900 835,605
Brett Norris, Vice-President Exploration	2016 2015 2014	262,000 262,000 262,000	127,054 128,881 192,089	114,431 148,031 206,115	191,000 72,000 71,000	n/a n/a n/a	694,485 610,912 731,204
Notes:
(1) The following assumptions were used in determining the fair value of option-based awards and share-based awards:

	Granted in 2016		Granted in 2015	Granted in 2014
	Options	PSUs	Options & PSUs	Options & PSUs
Weighted average fair value of options granted (C$)	$0.72	n/a	$1.36	$1.89
Risk-free interest rate	0.54%	0.65%	0.67%	1.12%
Life expectancy in years	5	5	5	5
Expected volatility	49.8%	52.3%	51.4%	41.1%
Dividend yield rate	0%	0%	4%	2%
Early exercise factors year one - five	0%/10%/20%/30%/40% Respectively		0%/10%/20%/30%/40% Respectively	0%/10%/20%/30%/40% Respectively
See "2016 PSU Grant" and "2016 Stock Option Grant" for details relating to the determination of fair valued PSUs and Options granted.

(2)
Reflects the aggregate grant date fair value of PSUs awarded to the NEO under the Company's LTIP, which includes the annual grant along with awards granted in respect of dividend payments. The fair value of dividend reinvestments are calculated using the same input variables as described in footnote (1), adjusted to reflect the appropriate values at the date of grant of the dividend reinvestments. The following table summarizes the fair value of the annual grant and reinvested dividends for each NEO:

	2016		2015		2014
	Annual Grant (C$)	Reinvested Dividends (C$)	Annual Grant (C$)	Reinvested Dividends (C$)	Annual Grant (C$)	Reinvested Dividends (C$)
Ross Clarkson	334,058	—	335,794	26,011	518,261	21,004
Lloyd Herrick	264,969	—	266,686	20,661	411,600	16,675
Randy Neely	236,473	—	178,086	13,798	274,856	11,138
Albert Gress	119,113	—	131,128	10,161	202,381	8,199
Brett Norris	127,054	—	119,610	9,271	184,605	7,484
The actual amount of PSUs to be received at maturity from reinvested dividends will be determined in the same manner as original awards, described herein on page 32.

(3)	Reflects the cash amounts awarded to the NEO under the Company's STIP. Amounts are presented in the year in which they became payable.

(4)	Albert Gress ceased to be an officer of the Company prior to the payment of the 2016 annual STIP award.

(5)
The value of perquisites received by each of the NEOs, including property or other personal benefits provided to the NEOs that are not generally available to all employees, were not in aggregate equal to or greater than C$50,000 or 10% of the NEO's total salary for the financial year. There were no pension contributions made to any of the NEOs in 2016.

Options Exercised During the Year Ended December 31, 2016
As at December 31, 2016 there were 6,045,953 Options outstanding under the Company's Option Plan representing approximately 8% of the outstanding Common Shares. In total, 1,469,853 of the outstanding Options were "in-the-money" at December 31, 2016. Option grants in 2016 of 1,469,853 were approximately 2.0% of the outstanding Common Shares. In 2015 and 2014 Option grants were 1,024,000 and 1,133,000 or approximately 1.4% and 1.6% of the outstanding Common Shares at December 31, 2015 and 2014 respectively.
No options were exercised by NEOs during the year ended 2016.

Employment Agreements

The Company entered into Executive Employment Agreements (“Employment Agreements”) with all of the NEOs effective the dates noted below:

•	Ross Clarkson, CEO - December 4, 1996

•	Lloyd Herrick, COO - April 28, 1999

•	Randy Neely, CFO - May 8, 2012

•	Albert Gress, VP - March 13, 2011

•	Brett Norris, VP - April 9, 2012

These Employment Agreements cover the various aspects of their duties and cover subjects such as compensation components, termination of employment, non-solicitation, and confidentiality.

Termination Compensation
Each of the Employment Agreements may be terminated by the executive officer on 60 days' written notice. In addition, if there is a change of control (as defined in the applicable Employment Agreement) of the Company, Messrs. Clarkson, Herrick, Neely, Gress and Norris may, within 90 days after that event, elect to terminate the Employment Agreement and his employment, and the Company will pay to him an amount equal to 24 months of his then current salary (Messrs. Gress and Norris, an amount equal to 18 months of his then current salary), the average of the STIP compensation of the two financial years completed immediately preceding the termination date of employment and an amount of 10% of the above amount in lieu of benefits. If the executive officer should die during the term of the Employment Agreement, the Company is required to pay his estate an amount equal to six months of his then current salary. The Employment Agreements also provide for the customary medical, dental and life insurance benefits and vacation entitlement.
The Employment Agreements each contain an evergreen confidentiality provision and a 6-month non-solicitation provision.
Termination of employment provisions are in place for each NEO under their respective Employment Agreements.

		Termination
Name	Current Salary (per month)(C$)	Not for Cause assuming at December 31, 2016 (C$)	Change of Control assuming at December 31, 2016(2)(C$)
Ross Clarkson	$33,333	$900,766	$1,174,266
Lloyd Herrick	$29,083	$782,563	$1,004,813
Randy Neely	$24,333	$747,952	$919,703
Albert Gress[3,4]	$23,917	$506,108	$430,506
Brett Norris	$21,833	$446,406	$577,905
Notes:

(1)
In addition, in accordance with the Company's Option agreements, in the event of a change of control (as defined in the Option agreement), all of the NEO held Options may be exercised on or before the earlier of the expiration time of the Options and 4:00 p.m. (Calgary time) on that date which is 60 days after the date of notice to the Optionee of such change of control.

(2) In the event of a change of control, the Board will undertake to negotiate a rollover of PSUs to like instruments of the acquirer. If that is not achievable the PSUs will vest in accordance with performance requirements and be payable within 55 days of the change of control.

(3)	Mr. Gress ceased to be an officer of the Company on February 19, 2017. He received a termination fee in accordance with this executive employment agreement.

(4)	As Mr. Gress did not receive STIP compensation for 2016, the change of control calculation includes the average STIP compensation for 2014 and 2015.

Risk Management
The CHRGC, with assistance from the Board monitors the risks associated with the Company’s compensation programs. The CHRGC concluded that the Company’s compensation programs do not create an environment where executive officers or employees would be encouraged to take excessive risk that could have a material adverse impact on the Company.
The Board believes that, among other facts, the following elements of the compensation programs help to discourage inappropriate risk-taking. In addition to the following list, the CHRGC conducts scenario testing and stress testing of compensation program elements to ensure proper alignment of incentive programs while continuing to allow for the use of informed judgment.

Risk Management Tool	Description
Capping STIP Payout	Cap (as a percent of base salary) the amount NEOs can receive under the STIP
STIP and LTIP Approach	Use of performance ranges for annual incentive and LTIP to make sure grants are effectively linked to actual performance and not unduly influenced by one-time events
Anti-hedging & Anti-Monetization
The Board adopted a policy in 2014, applicable to Company insiders (including NEOs and Directors), that prohibits an executive officer from purchasing any financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer

Director and Executive Share Ownership Requirements	Require directors to meet share ownership requirements of 3X their annual retainer and for Executives to meet a multiple of salary 3X for CEO, 2X for COO and CFO and 1X for other Executives
Compensation Approval Process	Require the Board to review and approve executive compensation recommendations
Clawback
CEO and CFO are required to reimburse Company for any bonus or other incentive-based or equity-based compensation and any profits realized on the sale of securities during 12-month period following an accounting restatement.

The CHRGC continues to monitor and review emerging market programs and practices related to risk management of compensation practices.

Securities Authorized for Issuance under Equity Compensation Plans
The following table presents information concerning securities authorized for issuance under the Company’s equity compensation plans as at December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders (1)	6,045,953	C$6.87	1,174,584
Equity compensation plans not approved by securityholders(2)	n/a	n/a	n/a
Total	6,045,953	C$6.87	1,174,584
Notes:
(1) Represents outstanding Options at December 31, 2016.
(2) The Company's DSUs, RSUs (which are issuable only to employees and not directors or executive officers) and PSUs can only be settled in cash.
(3) In the year ended December 31, 2016, the Company issued no Common Shares pursuant to the exercise of Options.

2017 Compensation Decisions

The CHRGC continues to seek out opportunities to strengthen the Company's alignment with best practices in compensation and good governance. In 2017, the CHRGC recommended and the Board resolved that executive salaries would be increased by 2%, the first increase since 2014. In addition, with respect to the LTIP construct it was agreed to change the PSU portion (ranging from 0.5 to 1.5 times performance multiplier) to a proportionate mix of PSUs (ranging from 0 to 2 times performance multiplier) and RSUs.
Indebtedness of Directors and Executive Officers
As at the date hereof there is no indebtedness outstanding by directors, executive officers or employees or former directors, executive officers or employees of the Company to the Company or any of its subsidiaries.
Succession Planning
Annually, the CHRGC undertakes a detailed review of the Company's leadership needs, risks, bench strength, diversity, development plans, performance and progress. Management ensures that selective external assessments are undertaken resulting in individual-specific development plans tailored to both short and long term organizational requirements.  "Succession Plan and Leadership Development" is a standing agenda item in each CHRGC meeting with progress reported to the Board.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as contained herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Shares, any other Informed Person (as defined in National Instrument 51-102), any proposed director of the Company or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.
OTHER MATTERS COMING BEFORE THE MEETING
Management of the Company knows of no other matter to come before the Meeting other than as set forth above and in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the person voting by proxy.
ANNUAL INFORMATION FORM
A copy of the Company's Annual Information Form, filed with the securities commissions or regulatory authorities in each of the Provinces of Canada and the U.S. Securities and Exchange Commission, may be obtained without charge by writing to the Corporate Secretary of the Company at the address listed below, or from SEDAR, the Canadian electronic securities filing system, at www.sedar.com or EDGAR at www.sec.gov.
ADDITIONAL INFORMATION
Additional information respecting the Company is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information respecting the Company is provided in the Company's comparative annual consolidated financial statements and management's discussion and analysis for its most recently completed financial year. Securityholders can access this information on SEDAR at www.sedar.com, EDGAR at www.sec.gov or by request to the Corporate Secretary of the Company at the following address:
TransGlobe Energy Corporation
Suite 2300, 250-5th Street S.W.
Calgary, Alberta T2P 0R4
Phone: (403) 264-9888
Facsimile: (403) 770-8855

Schedule A

Charter of Board of Director Governance

Our Charter of Director Governance outlines the specific roles and duties of the Company’s directors.

GENERAL BOARD RESPONSIBILITIES

It is the responsibility of the Board of Directors to diligently oversee the direction and management of the Company while adhering to the highest ethical standards. Specific responsibilities are as follows:

Strategic Planning & Budgets

•	Meet at least annually in a strategy session to review and adopt the Company’s strategic business plan.

•	Review and adopt the Company’s corporate objectives, financial plans and budgets.

•	Review corporate performance against strategic plans, corporate objectives, financial plans and budgets.

Risk Management

•	Review semi-annually the risks identified by the Officers’ Risk Committee.

•	Identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks.

•	Ensure that the risks are appropriate, thoroughly understood and studied and are in line with achieving our corporate goals.

Communication Review

•	Review annually, the Company’s Corporate Disclosure Policy and ensure that it is being followed.

Executive Personnel

•	Approve the hiring of senior officers.

•	Establish and review annually, job descriptions for executive officers.

•	Monitor and measure senior officers’ performances.

•	Ensure all executive officers have current employment, non-competition and confidentiality agreements.

•	Review major Company organizational and staffing issues.

•	Succession planning for the CEO and other key officers.

Systems Integrity

•	Ensure that the Company maintains appropriate internal controls and management information systems.

•
Ensure that the Company, its executives and employees conduct themselves in an ethical manner and in compliance with laws, regulations, audit and accounting principles and the Company’s own governing policies.

•	Ensure that the Board of Directors has free and full access to management regarding all matters of compliance and performance.

•
Ensure that Company has adopted a code of conduct for the company’s principal executive officer, senior financial officers and all employees. Review the Company Code of Conduct annually and approve amendments by a simple majority of the Board of Directors.

Material Transactions

•
Review and approve any material transactions outside of the corporate budget, including but not limited to long term contracts, licenses or obligations which will outlive an individual's relationship with the Company.

Whistleblower Mechanism

•
Adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Board with concerns about conduct which the employee reasonably believes constitutes fraud or some other violation of law. The mechanism must include procedures for responding to, and keeping of records of, any such expressions of concern.

BOARD STRUCTURE AND FUNCTION

Composition of the Board of Directors

•	Ensure that the majority of Directors are “independent” as defined by the Company's governing regulatory bodies.

Annual Disclosure of Directors

•	Publicly disclose conclusions as to the independence of the directors as defined by the Company's governing regulatory bodies.

Nominating and Assessing Directors

•	Nominate new board members as required and assess current directors’ performances.

•	Review promptly the continued Board membership of any director whose employment or professional status has materially changed.

Position of Chairman of the Board

•	Ensure the Chairman of the Board is an independent director.

Board Evaluation

•	Review and assess its own performance in fulfilling its duties outlined in this charter and any other duties charged to the Board, including the performance of individual directors.

Examination of Size of Board

•	Annually review the size of the Board and the impact of that size on the effectiveness of the Board.

•	Consider whether it is appropriate to reduce or increase the size of the Board.

Compensation of Directors

•	Annually review the adequacy and form of all compensation paid to Directors.

•	Consider that compensation should reflect responsibilities and risk.

Composition of Board Committees

•	Consider that Board committees should generally consist of outside directors.

•
Ensure that the directors on the Audit Committee, Compensation, Human Resources and Governance Committee and the Reserves, Health, Safety, Environment and Social Responsibility Committee are independent and unrelated directors.

•	Review the independence of all directors with respect to various regulatory requirements and ability to serve on any Committee.

Audit Committee

•
Assign general responsibility to the Audit Committee to oversee (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (3) the appointment, compensation, independence and performance of the Company’s auditors.

•	Ensure that all committee members are independent.

•	Review the Audit Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•	Nominate a financial expert (as defined by the SEC) to the Board of Directors and appoint to the Audit Committee.

•	Review and consider a presentation by the Officers’ Risk Committee twice per annum.

Reserves, Health, Safety, Environment and Social Responsibility Committee

•
Assign general responsibility to the Reserves, Health, Safety, Environment and Social Responsibility Committee to oversee (1) the integrity of the oil and gas reserves of the Company, (2) compliance by the Company with legal and regulatory requirements related to reserves, and (3) qualifications, independence and performance of the Company’s independent Reserves evaluators, and performance of the Company’s procedures for providing information to the independent Reserves evaluator.

•
Assign general responsibility to the Health Safety Environment Social Responsibility Committee to oversee the development and implementation of an effective HSES management system to ensure that the Company’s activities are planned and executed in a safe and responsible manner.

•	Engage or authorize investigations into any matters within the scope of its responsibilities.

•	Review the Reserves, Health, Safety, Environment and Social Responsibility Charter annually and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

Compensation, Human Resources and Governance Committee

•
Assign general responsibility for senior executive compensation to the Compensation, Human Resources and Governance Committee, including a review of compensation and performance in relation to Corporate Objectives.

•	Engage as considered necessary a third party compensation consultant to assist in the review of executive and board compensation.

•	Produce or approve annually a report on executive compensation for inclusion in Company’s annual management information circular.

•	Assign general responsibility for governance to the Compensation, Human Resources and Governance Committee.

•	Ensure appropriate orientation for new directors.

•	Review the Compensation, Human Resources and Governance Committee Charter annually and, when necessary, suggest changes to its Charter, to be endorsed by the entire Board.

•	Review annually the Company's long term incentive plans and the incentive stock option plan.

•	Approve all grants under the Company's stock-based long-term incentive compensation plans.

Officers’ Risk Committee

•	Semi-annually receive an assessment of the risks affecting the Company (“Corporate Risk Profile”).

•	Review annually the Charter of the Officers’ Risk Committee and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•
Assign general responsibility to the Officers’ Risk Committee to monitor and manage business risk including (a) annually coordinating the development of an assessment of the risks affecting the company (b) annually overseeing a review and evaluation of the Corporate Risk Profile, (c) develop action plans to address critical risks as needed, (d) monitor emerging risks to the Company and (e) communicate material findings, recommendations and any related action plans to the Audit Committee and Board of Directors as appropriate.

Outside Advisors for Directors

•	Ensure that individual directors are permitted to engage outside advisors at the Company’s expense.

General

•	Perform such other functions as prescribed by law and in the Company’s By-laws.

Amendments to Charter of Director Governance and Expectations

•	Annually review this Charter and propose amendments to be ratified by a simple majority of the Board of Directors.

Schedule B
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU Plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three year period.
The PSU Plan is administered by the CHRGC. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five-day weighted average trading price of the Common Shares on the Toronto Stock Exchange (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

In the event of a Change of Control (as defined in the PSU Plan), the Board will undertake to negotiate with an acquirer a “rollover” of unvested PSUs into securities of like-securities of the acquirer on the principle that the vesting, performance conditions, and economic value of the replacement units will be the same as the existing units under the TransGlobe plan. On a Change of Control where TransGlobe remains a publicly traded issuer, the unvested PSUs will continue to vest in accordance with the terms and conditions of the PSU Plan. PSUs granted under the PSU Plan are non-transferable and non-assignable. The CHRGC may amend, suspend or terminate the PSU Plan without notice or shareholder approval, subject to applicable law and provisions of the PSU Plan.
If a PSU Participant's employment or service as an employee of the Company or related entity is terminated for cause or the PSU Participant resigns, then any PSUs credited to the PSU Participant under the PSU Plan which have not vested on or before the separation date (as defined in the PSU Plan) for the PSU Participant are forfeited and cancelled effective on the separation date and will terminate without payment.
The payment amount in respect of the PSU Participant's vested PSUs shall be paid by the earlier of (i) the sixtieth (60th) day after the separation date, and (ii) the final payment date (as defined in the PSU Plan). In the event a PSU Participant takes a leave of absence, other than an approved leave of absence, all PSUs granted to the PSU Participant that have not then vested shall terminate and be null and void, subject to the Board's sole and absolute discretion to determine otherwise and applicable law.
In the event of the approved retirement (as defined in the PSU Plan) of any PSU Participant who is not a U.S. Taxpayer, at the sole discretion of the Compensation and Human Resources Committee: (i) the PSU Participant shall continue to be a PSU Participant; or (ii) any PSUs granted to the PSU Participant under the PSU Plan which, as of the date of their approved retirement have not yet vested, shall remain outstanding and be performance measured and paid in accordance with the PSU Plan. Upon the approved retirement of any PSU Participant that is a U.S. Taxpayer any PSUs credited to the PSU Participant which have not become payable on or before the separation date for the PSU Participant are forfeited and cancelled effective on the separation date and shall terminate without payment.
Upon the death of a Participant, all PSUs granted to the PSU Participant under the PSU Plan which, as of the date of the death of the PSU Participant, have not vested shall immediately vest and, for such purpose, the vesting percentage will be calculated based on the most recently completed fiscal quarters or years since the award date. The valuation date will be the last day of the most recently completed fiscal quarter of the Company and payment shall be made on the earlier of (i) the sixtieth (60th) day after the death of the PSU Participant, and (ii) the final payment date (as defined under the PSU Plan).
Option Plan
Eligibility
The Company has an Option Plan that permits the granting of Options to purchase Common Shares to all officers and other employees, ("Participants") of the Company or a Related Entity (as defined in the Option Plan) of the Company. The Option Plan is intended to afford officers and other employees of TransGlobe an opportunity to acquire Common Shares of the Company in order to enable them to participate in the long-term success of the Company and to promote greater alignment of their interests with the interests of the Company's shareholders. The Option Plan is administered by the Board of Directors of the Company.
Limits
The Option Plan limits the number of Common Shares that may be issued pursuant to the exercise of Options awarded under such plan. Those limitations are as follows:

•
The number of Common Shares that may be issued pursuant to the exercise of Options awarded under the Option Plan and all other security based compensation arrangements of the Company is 10% of the Common Shares outstanding from time to time.

•
The number of Common Shares reserved for issuance to any one individual under the Option Plan, together with all other security based compensation arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

•
The number of Common Shares reserved for issuance to insiders, at any time, under all security based compensation arrangements of the Company, shall not exceed 10% of the outstanding Common Shares, and the number of Common Shares issued to insiders, within any one year period, under all security based compensation arrangements of the Company, shall not exceed 10% of the outstanding Common Shares.

•
Lastly, the number of Common Shares reserved for issuance to any one Insider under the Option Plan, and all other security based compensation arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

The Company has no security based compensation arrangements in effect as at the date of this Information Circular. See "Compensation and Discuss Analysis - Securities Authorized for Issuance under Equity Compensation Plans".
In determining the number of Common Shares issued within one year, the number of Common Shares is determined on the basis of the number of Common Shares that are outstanding immediately prior to the Common Share issuance, excluding Common Shares issued pursuant to the Company's security based compensation arrangements, over the preceding one-year period.

Exercise price
The price per share at which Common Shares may be purchased under an Option (the "Option Price"), is fixed by the Board of Directors at the time a grant of an Option is approved by the Board of Directors and shall be not less than the five-day volume weighted average trading price of the Common Shares on the Exchange (or such stock exchange on which the Common Shares may be listed) (the " Fair Market Value") as of the date determined by the Board of Directors, or if no such determination has been made, then as of the effective date of a grant of an Option.
The Option Price, and number of Common Shares issuable under awarded Options, are subject to customary adjustments determined by the Board of Directors, and, if applicable, subject to Toronto Stock Exchange ("Exchange") approval, in the case of dilutive events related to subdivisions, consolidations, stock dividends, capital reorganizations, reclassifications, exchanges, or other changes with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders.
Vesting
The vesting of Options granted under the Option Plan is determined by the Board of Directors of Directors at the time of grant, in its sole discretion. To the extent awarded Options are determined to vest on the basis of time, then no such Options shall vest prior to the first anniversary of the date of grant except as otherwise provided by the Option Plan.
The Option Plan provides that the vesting of Options will accelerate in the case of a Change of Control (as defined in the Option Plan) provided certain terminating events, or double triggers, occur.
Termination by the Company
In the event that the employment of the Participant as an employee of the Company or of a Related Entity (as defined in the Option Plan) is terminated by the Company or the Related Entity in circumstances where such termination occurs: (i) subsequent to a Change of Control and during the Change of Control Period (as defined in the Option Plan); or (ii) after the Company has a signed written agreement for a transaction which, if completed, would result in a Change of Control and prior to the date on which a Change of Control for such transaction occurs; and (iii) such termination was for any reason whatsoever other than death or termination for Cause, then, the unvested Options held by a Participant shall immediately vest and may be exercised at any time within 30 days of the date the Participant's employment was terminated by the Company or the Related Entity.
Resignation for Good Reason
In the event that the employment of the Participant as an employee of the Company or of a Related Entity is terminated by the Participant for Good Reason (as defined in the Option Plan) where such termination occurs subsequent to a Change of Control and during the Change of Control Period, then, the Options held by a Participant shall immediately vest and may be exercised at any time within 30 days of the date the Participant ceased to be an employee.
Except in the limited circumstances described below, the Board of Directors has no authority to accelerate the vesting of Options under the Option Plan. The Board of Directors may, in connection with a Change of Control accelerate the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested upon (or immediately prior to) the completion of the transaction resulting in the Change of Control if: (i) the required steps, as determined by the Board of Directors in its discretion, are not being taken in connection with such Change of Control to cause the conversion or exchange or replacement of any outstanding Options into or for rights or other securities of substantially equivalent value (or greater value), as determined by the Board of Directors in its discretion, in any entity participating in or resulting from a Change of Control; or (ii) the Company has entered into an agreement relating to a transaction which, if completed, would result in a Change of Control and the counterparty or counterparties to such agreement require that all outstanding Options will be either (a) exercised immediately before the effective time of such transaction, or (b) terminated on or after the effective time of such transaction.
Term
The maximum term of an Option is five years from the date of grant of the Option or such shorter period of time as the Board of Directors may determine and specify in connection with the grant of the Option. If the expiry date of any Option falls within any Blackout Period (as defined in the Option Plan), then the expiry date of such options shall be extended to the tenth (10th) Business Day (any day other than a Saturday or Sunday on which the Exchange is open for trading) following the date that any Blackout Period ends.
Termination
General: Termination and Resignation
Except as described below, if a Participant's employment with the Company or the Related Entity is terminated, or the Participant resigns from employment with the Company or a Related Entity, then any Options granted to the Participant under the Plan which:

•	have not yet vested or been deemed to be vested on or before the Separation Date for the Participant are forfeited and cancelled effective on the date the Participant ceased to be an employee; and

•
have vested or been deemed to be vested on or before the date the Participant ceased to be an employee for the Participant shall continue to be exercisable at any time within thirty (30) days of such termination or resignation.

Termination for Cause
If a Participant's employment with the Company or the Related Entity is terminated for Cause, then any Options granted to the Participant under the Option Plan (whether vested or not) shall be forfeited and cancelled effective on the date the Participant ceased to be an employee and shall terminate without payment and shall be of no further force or effect from and after such date.

Leave of Absence
In the event a Participant takes a leave of absence other than an Approved Leave of Absence (as defined in the Option Plan): (i) all Options granted to the Participant under the Plan that have not then vested shall terminate and be null and void as of the first day of the Participant's leave of absence, subject to applicable law and the Board of Directors' sole and absolute discretion to determine otherwise; and (ii) all Options granted to the Participant under the Plan that have then vested shall terminate and be null and void as of the 30th day following the Participant's first day of their leave of absence.
Approved Leave of Absence
In the event a Participant takes an Approved Leave of Absence (as defined in the Option Plan) (other than an Approved Leave of Absence caused by Long-Term Disability), then the Options granted to such Participant will continue to vest and be exercisable as they would have if the Participant was not on an Approved Leave of Absence.
Approved Retirement and Long-Term Disability
Upon the Approved Retirement (as defined in the Option Plan) or commencement of an Approved Leave of Absence caused by Long-Term Disability (as defined in the Option Plan) of any Participant, all Options held by such Participant shall continue to vest and be exercisable by the Participant until the expiry of the Options, following which time such Options shall terminate.
Death
Subject to any express resolution passed by the Board of Directors, upon the death of a Participant, any Options granted to the Participant under the Plan which as of the date of the death of a Participant had vested shall continue to be exercisable by the legal representative of the Participant until the earlier of (i) the date that is six (6) months following the death of the Participant, and (ii) the expiration date of such Options, following which time such Options shall terminate.
Assignment
Except by operation of law (including normal estate settlement purposes), Options are non-transferable and non-assignable by the holders.
Amendments
Without the prior approval of the shareholders, as may be required by the Toronto Stock Exchange ("Exchange"), the Board of Directors may not: (i) make any amendment to the Option Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options as set out above; (ii) reduce the exercise price of any outstanding Options or cancel and simultaneously therewith or within six months thereafter reissue Options or other entitlements in replacement of such cancelled options; (iii) except in the case of Blackout Periods, extend the term of any outstanding Option beyond the original expiry date of such Option; (iv) make amendments to eligible Participants that may permit the introduction or reintroduction of non-employee directors of the Board of Directors on a discretionary basis; (v) make any amendments to increase the maximum limit on the number of Common Shares that may be reserved for issuance and are issued to insiders to greater than the designated thresholds set above within the designated time periods set above; (vi) make any amendment to the Option Plan that would permit a Participant to transfer or assign Options to a new beneficial Participant other than for normal estate settlement purposes; or (vii) make any amendment to the provisions of the Option Plan relating to amendments described above.
No financial assistance; Cashless Exercise
Except as described below, the Option Plan does not authorize the Company to provide Participants with any financial assistance in connection with the exercise of Options. Where a Participant proposes to purchase Common Shares pursuant to Options granted under the Option Plan, the Participant or, if applicable, the Participant's legal personal representative, may instead notify the Company in writing that the Participant or, if applicable, the Participant's legal personal representative, elects to dispose of some or all of the Options to the Company (the "Cancelled Options"), in which event the Company shall pay to the Participant or, if applicable, the Participant's legal personal representative, in respect of the Cancelled Options compensation equal to the difference between the Fair Market Value of the Common Shares on the date on which such election is received by the Company and the applicable Option Price. Upon such payment being made, all such Options shall be cancelled. The Board of Directors may decline to permit the acquisition of such Options.
Unallocated Options
The policies of the TSX require that the unallocated Options under the Option Plan be approved every three years by the Shareholders of TransGlobe. The unallocated Options under the Option Plan were last approved by the Shareholders at the Company's annual and special meeting held on May 12, 2016.